UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ENVISTA HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)

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2020
Notice of Annual Meeting
of Stockholders
and Proxy Statement

ENVISTA HOLDINGS CORPORATION
200 S. Kraemer Boulevard, Building E
Brea, CA 92821
Notice of 2020 Annual Meeting of Stockholders

¶	3	?	:
When: May 27, 2020 at 7:30 a.m., PT. Where: Virtually, at www.virtualshareholdermeeting.com/NVST2020	Items of Business: 4 measures to review as listed below	Who Can Vote: Stockholders of Envista’s common stock at the close of business on April 6, 2020.
Attending the Meeting:

Stockholders will be able to attend, vote and submit questions during the Annual Meeting from any location via the Internet.*

Date of Mailing:

The date of mailing of this Proxy Statement or Notice of Internet Availability is on or about April 14, 2020.

*Due to concerns regarding the novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and stockholders, the 2020 Annual Meeting will be a virtual meeting conducted solely on-line and can be attended by visiting www.virtualshareholdermeeting.com/NVST2020.
Items of Business:

1. To elect Mr. Kieran T. Gallahue to serve as a Class I Director, for a three-year term expiring at the 2023 annual meeting of stockholders and until his successor is elected and qualified.
2. To ratify the selection of Ernst & Young LLP as Envista’s independent registered public accounting firm for the year ending December 31, 2020.
3. To approve on an advisory basis Envista’s named executive officer compensation.
4. To hold an advisory vote relating to the frequency of future shareholder advisory votes on Envista’s named executive officer compensation.
5. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card or voting instruction form. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2020:
The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and the Annual Report are available at: http://www.proxyvote.com.
By Order of the Board of Directors,
MARK NANCE
Secretary
April 14, 2020

2020 Annual Meeting of Stockholders
Notice of Annual Meeting and Proxy Statement

Proposal 4—Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	60

Other Matters	61

Website Disclosure	61

Stockholder Proposals for Next Year’s Annual Meeting	62

Appendix A—Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)	A - 1

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at our 2020 Annual Meeting, below is summary information regarding the meeting contained elsewhere in this Proxy Statement. The following description is only a summary. For more information about these topics, please review the complete Proxy Statement.

2020 Annual Meeting of Stockholders

Date and time:	May 27, 2020, 7:30 a.m. PT
Place:	Virtually, at www.virtualshareholdermeeting.com/NVST2020
Record date:	April 6, 2020
Voting:
Stockholders of Envista’s common stock at the close of business on April 6, 2020 are entitled to one vote per share of common stock on each matter to be voted upon at the 2020 Annual Meeting of Stockholders (“Annual Meeting”).

Admission:
To virtually attend the Annual Meeting, you will need the control number located on the Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials.

Company Overview and Separation

We are one of the largest global dental products companies with significant market positions in some of the most attractive segments of the dental products industry, including implants, orthodontics and digital imaging technologies. We develop, manufacture and market one of the most comprehensive portfolios of dental consumables, equipment and services to dental professionals covering an estimated 90% of dentists’ clinical needs for diagnosing, treating and preventing dental conditions as well as improving the aesthetics of the human smile. Our operating companies, Nobel Biocare Systems, Ormco and KaVo Kerr, serve more than 1 million dentists in over 150 countries through one of the largest commercial organizations in the dental products industry and through our dealer partners. In 2019, we generated total sales of $2.8 billion.

We were formed in 2018, as a wholly-owned subsidiary of Danaher Corporation (“Danaher”), to serve as the ultimate parent company of the dental platform of Danaher. On September 20, 2019, we completed an initial public offering (“IPO”) resulting in the issuance of 30,783,200 shares of our common stock (including the exercise of the underwriters’ option in full), which represented 19.4% of our outstanding shares. In connection with the IPO, Danaher transferred to us substantially all of its dental business in exchange for (i) 127,867,900 shares of our common stock issued by us to Danaher, (ii) all of the net proceeds (approximately $643.4 million) we received from the sale of 30,783,200 shares of our common stock in the IPO, including the net proceeds received as a result of the exercise in full of the underwriters’ option to purchase additional shares, and (iii) all of the net proceeds (approximately $1.3 billion) we received from issuance of the term loans in September 2019. Additionally, on September 19, 2019, Danaher and Envista entered into certain agreements that provide a framework for our ongoing relationship with Danaher. The transactions to separate the dental business from Danaher, as described here and elsewhere in this Proxy Statement, are referred to, collectively, as the “Separation.” For additional information regarding the Separation transactions, please see “Certain Relationships and Related Transactions.”

On November 15, 2019, Danaher announced an exchange offer whereby Danaher stockholders could exchange all or a portion of Danaher common stock for shares of our common stock owned by Danaher. The disposition of our shares (the “Split-Off”) was completed on December 18, 2019 and resulted in the full separation of us and disposal of Danaher’s entire ownership and voting interest in us. We are now a fully independent public company.

Items of Business

PROPOSAL	VOTE REQUIRED	BOARD RECOMMENDATION
Proposal 1: Election of Class I Director (page 10)	Plurality of votes cast for the director nominee.	FOR the nominee
Proposal 2: Ratification of the appointment of the independent registered public accounting firm (page 26)	The affirmative vote of a majority of the shares represented in person (virtually) or by proxy.	FOR
Proposal 3: Approval on an advisory basis of our named executive officer compensation (page 59)	The affirmative vote of a majority of the shares represented in person (virtually) or by proxy.	FOR
Proposal 4: Selection on an advisory basis of future frequency of the shareholder advisory votes on our named executive officer compensation (page 60)	Option receiving the most number of votes cast will be considered the stockholders’ preferred frequency.	EVERY ONE YEAR

Corporate Governance Highlights

Our Board of Directors recognizes that enhancing and protecting long-term value for our stockholders requires a robust framework of corporate governance that serves the best interests of all our stockholders.

The following are highlights of our corporate governance framework:

•	Our Chairman and CEO positions are separate, with an independent Chairman.

•	Independent directors meet regularly without management.

•	Recommendation to the stockholders pursuant to Proposal 4 to hold a say-on-pay advisory vote every year.

•	We have robust stock ownership requirements for our directors and executive officers.

•	Director orientation and continuing education programs for directors.

•	We have no stockholder rights plan.

•	Our corporate governance guidelines limit the number of boards of other public companies on which our directors may serve to four.

•	We maintain a related person transaction policy with oversight by the Nominating and Governance Committee.

•	Two members of the Audit Committee are audit committee financial experts.

Executive Compensation Highlights

Overview of Executive Compensation Program
The components of our executive compensation program are intended to support our human capital strategy and to further stockholder interests as follows:

ELEMENT	FORM OF COMPENSATION	PRIMARY OBJECTIVES
Base Salary	Cash	•Help attract and retain executive talent. •Balance pay-at-risk components by providing a stable source of income. •Recognize day-to-day role and scope of responsibility.
Annual Incentive Compensation	Cash
•Align executives with key strategic and operational initiatives.
•Reward performance on key annual financial measures, including core sales growth, profitability and cashflow generation.
•Motivate and reward teamwork and individual performance.

Long-Term Incentive Compensation	Stock Options RSUs
•Drive sustainable performance that delivers value to stockholders over the long-term.
•Provide direct alignment to stock price appreciation.
•Align the interest of the executive with those of the stockholders.

Other Compensation	Employee Benefits Perquisites Severance
•Provide a competitive compensation package.
•Reinforce alignment with stockholder interests through deferrals in Company stock and associated vesting restrictions.
•Support corporate objectives (e.g., relocation and tax equalization benefits).

Compensation Governance Highlights

Our approach to executive compensation reflects a range of practices that promote alignment between the interests of executives and those of stockholders, as illustrated below.

Proxy Statement

Envista Holdings Corporation
200 S. Kraemer Boulevard, Building E
Brea, CA 92821

2020 Annual Meeting of Stockholders
May 27, 2020

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Envista Holdings Corporation, a Delaware corporation (“Envista”), of proxies for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 7:30 a.m., PT, and at any and all postponements or adjournments thereof. Please note that, due to concerns regarding the novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and stockholders, the Annual Meeting will be a virtual meeting conducted solely on-line and can be attended by visiting www.virtualshareholdermeeting.com/NVST2020. Envista’s principal address is 200 S. Kraemer Boulevard, Building E, Brea, CA 92821. The date of mailing of this Proxy Statement is on or about April 14, 2020.

Purpose of the Annual Meeting

The purpose of the meeting is to:

1.	Elect Mr. Kieran T. Gallahue to serve as a Class I Director, for a three-year term expiring at the 2023 annual meeting of stockholders and until his successor is elected and qualified;

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

3.	Approve on an advisory basis our named executive officer compensation;

4.	Hold an advisory vote relating to the frequency of future shareholder advisory votes on our named executive officer compensation; and

5.	Consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Admission

If a stockholder would like to virtually attend the Annual Meeting in person, he or she must access www.virtualshareholdermeeting.com/NVST2020 using the control number located on the Notice of Internet Availability of Proxy Materials, or on each proxy card or by following the instructions that accompanied his or her proxy materials.

Outstanding Stock and Voting Rights

In accordance with Envista’s Amended and Restated Bylaws, the Board has fixed the close of business on April 6, 2020, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Envista entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value (“Common Stock”). Each outstanding share of Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on April 6, 2020, 159,197,500 shares of Common Stock were outstanding, excluding shares held by or for the account of Envista.

Solicitation of Proxies

The proxies being solicited hereby are being solicited by the Board. The total expense of the solicitation will be borne by us, including reimbursement paid to banks, brokerage firms and nominees for their reasonable expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other of our management employees, who will receive no additional compensation for their services.

Proxy Instructions

Proxies will be voted as specified in the stockholder’s proxy.

If you sign and submit your proxy card with no further instructions, your shares will be voted:

•	FOR the election of Mr. Gallahue to serve as Class I director;

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•	FOR approval of our named executive officer compensation;

•	In favor of holding future advisory votes on our named executive officer compensation EVERY ONE YEAR; and

•
In the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Amir Aghdaei and Mark Nance to act as proxies with full power of substitution.

Notice of Internet Availability of Proxy Materials

As permitted by SEC rules, we are making the proxy materials available to our stockholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On April 14, 2020, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement

Quorum. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting as of the record date. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 2, which is considered a “routine” matter. However, on “non-routine” matters such as Proposals 1, 3 and 4, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1, 3 and 4. Broker non-votes will not affect the required vote with respect to Proposals 1 and 4.

Approval Requirements. If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation to approve each of the proposals is as follows:

•
With respect to Proposal 1, the election of director, you may vote “for” or “withhold” authority to vote for the Class I director nominee. In elections of directors, a nominee is elected by a plurality of the votes cast by the shares entitled to vote, provided that a quorum is present. A “plurality of the votes cast” means that the individuals with the highest number of votes are elected as directors up to the maximum number of directors to be elected.

•
With respect to Proposals 2-3, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

•
With respect to Proposal 4, you may vote for a frequency of “every one year,” “every two years” or “every three years” or you may abstain. The frequency option receiving the most affirmative votes cast in this advisory vote will be considered the frequency recommended by our stockholders. As such, abstentions will have no effect on the outcome of the vote.

Tabulation of Votes. Broadridge Financial Solutions, Inc. will tabulate votes cast by proxy or in person (virtually) at the meeting and American Election Services, LLC will act as the Independent Inspector of Election. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions over the Internet, or if you received printed proxy materials, via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the virtual Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m., Central time on May 26, 2020.

Detailed instructions for Internet voting are set forth on the Notice, proxy card or voting instruction form.

8	Vote your shares at www.proxyvote.com.

(	Have your proxy card in hand for the 16-digit control number needed to vote.
Call toll-free number 1-800-690-6903
+	Mark, sign, date, and return the enclosed proxy card or voting instruction form in the envelope we have provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.

If you participate in the Envista Stock Fund through the Envista Holdings Corporation Savings Plan or the Envista Holdings Corporation Union Savings Plan (collectively, the “Savings Plans” and each, a “401(k) Plan”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 21, 2020, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Envista a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by virtually attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Virtual attendance at the meeting will not, by itself, revoke a proxy.

Householding

We are permitted to send a single set of our proxy statement and annual report to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Envista Holdings Corporation, Attn: Investor Relations, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821; telephone us at 714-817-7000; or email us at IR@envistaco.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another stockholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders

Directors and Executive Officers

The following table sets forth as of April 6, 2020 (unless otherwise indicated) the number of shares and percentage of Common Stock beneficially owned by each of our directors, nominees for director and each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and all executive officers and directors as a group. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of April 6, 2020. Except as indicated, the address of each director and executive officer shown in the table below is c/o Envista Holdings Corporation, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821.

	Shares of common stock beneficially owned
Name and address of Beneficial Owner	Number of Shares(1)		Percent of Shares(1)
Amir Aghdaei	384,634	(2)	*
Curt W. Bludworth	83,181	(3)	*
Wendy Carruthers	7,955	(4)	*
Patrik Eriksson	100,178	(5)	*
Hans Geiselhöringer	230,694	(6)	*
Kieran T. Gallahue	2,035	(4)	*
Scott Huennekens	10,800	(4)	*
Daniel A. Raskas	2,035	(4)	*
Christine Tsingos	7,955	(4)	*
Howard H. Yu	49,881	(7)	*
All directors and executive officers as a Group (14 persons)	975,549	(8)	*
_________________
* Denotes less than 1% of the outstanding Common Stock on April 6, 2020

(1)
Balances credited to each executive officer’s account under the Envista Executive Deferred Incentive Plan (the “EDIP”) which are vested or are scheduled to vest within 60 days of April 6, 2020, are included in the table. See “Employee Benefit Plans—Supplemental Retirement Program” for a description of our EDIP. The incremental number of notional phantom shares of Common Stock credited to a person’s EDIP account is based on the incremental amount of contribution to the person’s EDIP balance divided by the closing price of Common Stock as reported on the NYSE on the date of the contribution. In addition, for purposes of the table, the number of shares attributable to each executive officer’s 401(k) Plan account is equal to (a) the officer’s balance, as of April 6, 2020, in the Envista stock fund included in the executive officer’s 401(k) Plan account (the “401(k) Envista Stock Fund”), divided by (b) the closing price of Common Stock as reported on the NYSE on April 6, 2020. The 401(k) Envista Stock Fund consists of a unitized pool of Common Stock and cash. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of April 6, 2020 or upon vesting of Restricted Stock Units (“RSUs”) that vest within 60 days of April 6, 2020.

(2)
Includes 21,133 shares of Common Stock held by Mr. Aghdaei, 10,000 shares acquired through our directed share program in connection with the IPO, options to acquire 250,021 shares, 43,614 RSUs that vested on February 24, 2020 but are not available to Mr. Aghdaei until February 24, 2022, and 59,866 shares attributable to Mr. Aghdaei’s EDIP account.

(3)
Includes 12,518 shares of Common Stock held by Mr. Bludworth, 5,000 shares acquired through our directed share program in connection with the IPO, options to acquire 52,671 shares, 12,406 shares attributable to Mr. Bludworth’s EDIP account, and 586 shares attributable to Mr. Bludworth’s Deferred Compensation Plan (the “DCP”) account.

(4)
These refer to RSUs granted to a non-employee director which vest within 60 days of April 6, 2020. The underlying shares will be delivered at the earlier of the director’s death or the first day of the seventh month following the director’s resignation from the Board.

(5)
Includes 10,008 shares of Common Stock held by Mr. Eriksson, 5,000 shares acquired through our directed share program in connection with the IPO, options to acquire 63,277 shares, and 21,893 shares attributable to Mr. Eriksson’s EDIP account.

(6)	Includes 20,057 shares of Common Stock held by Mr. Geiselhöringer, and options to acquire 210,637 shares

(7)	Includes 5,190 shares of Common Stock held by Mr. Yu, 2,000 shares acquired through our directed share program in connection with the IPO, and options to acquire 42,691 shares.

(8)
Includes 78,991 shares of Common Stock, 28,000 shares acquired through our directed share program in connection with the IPO, options to acquire 692,825 shares, 74,708 RSUs that are vested or will vest within 60 days of April 6, 2020, 1,126 options that will vest within 60 days of April 6, 2020, 99,254 shares attributable to EDIP accounts, and 645 shares attributable to DCP accounts.

Principal Stockholders

The following table sets forth the number of shares and percentage of Common Stock beneficially owned by each person who owns of record or is known to us to beneficially own more than five percent of Common Stock.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS
T. Rowe Price Capital Appreciation Fund, Inc. 100 E. Pratt Street, Baltimore, MD 21202	24,395,263	(1)	15.3%
T. Rowe Price Capital Appreciation Fund, Inc. 100 E. Pratt Street, Baltimore, MD 21202	7,962,671	(1)	5.0%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	8,579,377	(2)	5.4%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	9,751,288	(3)	6.1%

(1)
The amount shown and the following information is derived from a Schedule 13G filed January 10, 2020 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Capital Appreciation Fund, Inc. (the “Fund”), which sets forth Price Associates’ and the Fund’s beneficial ownership as of December 31, 2019. According to the Schedule 13G, Price Associates has sole voting power over 6,595,089 shares and sole dispositive power over 24,395,263 shares. The Fund has sole voting power over 7,962,671 shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by the Fund, only the custodian of the Fund has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of the Fund participate proportionately in any dividends and distributions so paid.

(2)
The amount shown and the following information is derived from a Schedule 13G filed February 7, 2020 by BlackRock, Inc., which sets forth its beneficial ownership as of December 31, 2019. According to the Schedule 13G, BlackRock Inc. has sole voting power over 8,106,212 shares and sole dispositive power over 8,579,377 shares.

(3)
The amount shown and the following information is derived from a Schedule 13G filed February 11, 2020 by The Vanguard Group, which sets forth its beneficial ownership as of December 31, 2019. According to the Schedule 13G, The Vanguard Group has sole voting power over 78,249 shares, shared voting power over 22,320 shares, sole dispositive power over 9,665,891 shares and shared dispositive power over 85,397 shares.

Proposal 1. Election of Directors

With the exception of Kieran T. Gallahue and Vivek Jain, all of the current directors were originally identified, nominated and elected by Danaher, as Envista’s then sole stockholder, prior to the Separation. Effective at the time of the Split-Off, the size of the Board was reduced from nine members to eight members, three of the Danaher-appointed directors resigned and Mr. Gallahue was appointed as a director to fill one of the vacancies left by such resignations. William K. Daniel II, a Danaher-appointed director, resigned on April 2, 2020. Mr. Jain was appointed as a director on April 7, 2020 to fill such vacancy. There is currently one vacancy on the Board.
Pursuant to the Company’s Amended and Restated Certificate of Incorporation adopted prior to the Separation and prior to the appointment of any of the current directors, the Board is constituted into three classes as follows:

•	Class I: Kieran T. Gallahue, whose term expires at the Annual Meeting;

•	Class II: Wendy Carruthers, Scott Huennekens, and Christine Tsingos, whose terms expire at the 2021 Annual Meeting of Stockholders; and

•	Class III: Amir Aghdaei, Daniel A. Raskas, and Vivek Jain, whose terms expire at the 2022 Annual Meeting of Stockholders.

At the Annual Meeting, stockholders will be asked to elect the current Class I director nominee identified below (who has been recommended by the Nominating and Governance Committee, nominated by the Board and currently serves as a Class I Director of Envista) to serve until the 2023 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

We have set forth below information as of April 6, 2020 (as of April 7, 2020 for Mr. Jain) relating to each nominee for election as director and each director continuing in office, including: his or her principal occupation and any board memberships at other public companies during the past five years; the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should continue to serve as a director of Envista; the year in which he or she became a director; and age. Please see “Corporate Governance – Director Nomination Process” for a further discussion of the Board’s process for nominating Board candidates. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

Class I Director Nominee – Three Year Term That Will Expire in 2023

Kieran T. Gallahue	Director since: 2019	Other Current Public Company Directorships: Edwards Lifesciences, Intersect ENT, Arena Pharmaceuticals
Age: 56	Independent
Kieran T. Gallahue is the former Chairman and Chief Executive Officer of CareFusion Corporation, a global medical technology company, from 2011 until its acquisition by Becton, Dickinson and Company in March 2015. From January 2008 through January 2011, Mr. Gallahue served as President, Chief Executive Officer and a Director of ResMed, Inc., a medical device firm serving the sleep-disordered breathing and respiratory markets. Mr. Gallahue is also currently a member of the Board of Directors of each of Edwards Lifesciences Corp., Intersect ENT and Arena Pharmaceuticals. Mr. Gallahue brings to Envista extensive executive leadership and public company board experience, as well as a deep background in the medical device industry and other related fields, all of which are particularly valuable attributes to our Board.

Qualifications: Mr. Gallahue’s qualifications to sit on the Board include, among other factors, prior Chairman and CEO experience, extensive public company board experience and a deep knowledge of the medical device industry and related fields.

The Board of Directors recommends that stockholders vote “FOR” the election to the Board of the foregoing Class I Director Nominee.

Current Class II Directors – Directors with Terms That Will Expire in 2021

Wendy Carruthers	Director since: 2019	Other Current Public Company Directorships: None
Age: 51	Independent

Wendy Carruthers has served as Senior Vice President of Human Resources at Boston Scientific Corporation, a medical device manufacturer, since December 2012 after serving in a series of progressively more responsible human resources roles since joining Boston Scientific in 2004, including as Vice President of Human Resources for Europe, Middle East and Africa from January 2006 to December 2010. A native of the United Kingdom, Ms. Carruthers’ international background and broad experience in the areas of executive compensation and talent management are particularly valuable to our Board as international expansion and talent acquisition, development, compensation and retention are critical strategic objectives for Envista.

Scott Huennekens	Director since: 2019	Other Current Public Company Directorships: NuVasive, Inc. and ViewRay, Inc.
Age: 55	Independent

Scott Huennekens served as President, Chief Executive Officer and Chairman of the Board of Directors of Verb Surgical, Inc., a medical equipment manufacturer, from August 2015 to January 2019. Prior to this role, Mr. Huennekens served as President and Chief Executive Officer of Volcano Corporation, a medical device company, from 2002 to February 2015, and as President and Chief Executive Officer of Digirad Corporation, a diagnostic imaging centers company, from 1999 to 2002. Mr. Huennekens is currently a member of the Board of Directors of NuVasive, Inc. and ViewRay, Inc., and within the past five years has served as a director of Reva Medical Inc., EndoChoice Holdings, Volcano Corporation and Bellerophon Therapeutics Inc. Mr. Huennekens brings to Envista an extensive background in the medical device field and significant tenure leading public companies as both Chairman and CEO, which positions him to provide to us strategic market insights as well as deep leadership experience.

Christine Tsingos	Director since: 2019	Other Current Public Company Directorships: Onto Innovation Inc. and Varex Imaging Corporation.
Age: 61	Independent

Christine Tsingos served as Executive Vice President and Chief Financial Officer at Bio-Rad Laboratories, Inc., a manufacturer of life science research and clinical diagnostics products, from 2002 to May 2019. Ms. Tsingos is also currently a member of the Board of Directors of each of Onto Innovation Inc. (formerly Nanometrics Incorporated) and Varex Imaging Corporation. Ms. Tsingos brings to Envista deep finance and accounting leadership as well as substantial audit committee experience, which are areas of critical importance for us as a large, global and complex public company.

Current Class III Directors – Directors with Terms That Will Expire in 2022

Amir Aghdaei	Director since: 2019	Other Current Public Company Directorships: None
Age: 62

Amir Aghdaei has served as our President and Chief Executive Officer and as a director on our Board since May 2019. Prior to that, Mr. Aghdaei served in multiple leadership roles since joining Danaher in 2008, including as Vice President - Group Executive since 2011 and with responsibility for Danaher’s Dental business since July 2015. Before joining Danaher, Mr. Aghdaei served in a variety of international leadership roles with Hewlett-Packard Company, Agilent Technologies Inc. and Credence Systems Corporation. Mr. Aghdaei brings to Envista an in-depth knowledge of Danaher’s Dental business and extensive international experience, which is particularly important given our global footprint.

Daniel A. Raskas	Director since: 2019	Other Current Public Company Directorships: None
Age: 53

Daniel A. Raskas has served as Senior Vice President - Corporate Development of Danaher Corporation since 2010 after serving as Vice President - Corporate Development from 2004, when he joined Danaher, until 2010. Prior to joining Danaher, Mr. Raskas was a Managing Director for Thayer Capital Partners, a private equity investment firm. Mr. Raskas’ corporate development and private equity experience give him particular insight into acquisition strategy, which represents a key strategic opportunity for us.

Vivek Jain	Director since: 2020	Other Current Public Company Directorships: ICU Medical, Inc.
Age: 48

Vivek Jain has served as CEO and Chairman of the Board of ICU Medical, Inc., a global medical technology company specializing in infusion therapy, since February 2014.  Prior to this role, Mr. Jain served at CareFusion Corporation, a global medical technology company, as President of Procedural Solutions from 2011 to February 2014 and as President, Medical Technologies and Services from September 2009 until 2011. Before joining CareFusion Corporation, Mr. Jain served as the Executive Vice President-Strategy and Corporate Development of Cardinal Health, Inc., a health care services company, from June 2007 until August 2009. Mr. Jain served as Senior Vice President, Business Development and M&A for the Philips Medical Systems business of Koninklijke Philips Electronics N.V., an electronics company from 2006 to August 2007. Mr. Jain served as an investment banker at J.P. Morgan Securities, Inc., an investment banking firm, from 1994 to 2006. Mr. Jain’s last position with J.P. Morgan was as Co-Head of Global Healthcare Investment Banking from 2002 to 2006. Mr. Jain brings to Envista significant CEO and Chairman experience at a public company and a deep background in the medical technology and healthcare fields, which are areas of particular value to our Board. Mr. Jain joined our Board on April 7, 2020.

 Corporate Governance

Corporate Governance Overview

Our Board of Directors recognizes that enhancing and protecting long-term value for our stockholders require a robust framework of corporate governance that serves the best interests of all our stockholders.

The following are highlights of our corporate governance framework:

•	Our Chairman and CEO positions are separate, with an independent Chairman.

•	Independent directors meet regularly without management.

•	Recommendation to the stockholders pursuant to Proposal 4 to hold a say-on-pay advisory vote every year.

•	We have robust stock ownership requirements for our directors and executive officers.

•	Director orientation and continuing education programs for directors.

•	We have no stockholder rights plan.

•	Our corporate governance guidelines limit the number of boards of other public companies on which our directors may serve to four.

•	We maintain a related person transaction policy with oversight by the Nominating and Governance Committee.

•	Two members of the Audit Committee are audit committee financial experts.

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and adopted written charters for each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board. The Board of Directors has also adopted for the Company our Code of Conduct that includes, among others, a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct referenced above are each available in the “Investors – Governance” section of our website at http://www.envistaco.com.

Board Leadership Structure and Risk Oversight

Board Leadership Structure. The Board has separated the positions of Chairman and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our stockholders.

The entire Board selects its Chairman, and our Board has selected Scott Huennekens, an independent director, as its Chairman, in light of Mr. Huennekens’ independence and his deep experience and knowledge with corporate governance, board management, stockholder engagement, risk management and extensive background in the medical device field.

As the independent Chairman of the Board, Mr. Huennekens leads the activities of the Board, including:

•	Calling and presiding at all meetings of the Board;

•	Together with the CEO and the Corporate Secretary, setting the agenda for the Board;

•	Calling and presiding at the executive sessions of non-management directors and of the independent directors;

•	Advising the CEO on strategic aspects of the Company’s business, including developments and decisions that are to be discussed with, or would be of interest to, the Board;

•	Acting as a liaison as necessary between the non-management directors and the management of the Company; and

•	Acting as a liaison as necessary between the Board and the Committees of the Board.

In the event that the Chairman of the Board is not an independent director, the Corporate Governance Guidelines provide that the independent directors, upon recommendation from the Nominating and Governance Committee, will select by majority vote an independent director to serve as the Lead Independent Director with the authority to:

•	Preside at all meetings of the Board at which the Chairman is not present, including the executive sessions;

•	Call meetings of the independent directors;

•	Act as a liaison as necessary between the independent directors and the CEO; and

•	Advise with respect to the Board’s agenda.

The Board’s non-management directors meet in executive session following the Board’s regularly-scheduled meetings, with the executive sessions chaired by the independent Chairman. In addition, the independent directors meet as a group in executive session at least once a year.

Risk Oversight. Our management has day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees oversee those efforts, with particular emphasis on the most significant risks facing us. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board
Risks associated with our strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.

Audit Committee	Major financial risk exposures, significant legal, compliance, reputational and cyber security risks and overall risk assessment and risk management policies.
Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.
Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest and director independence.

Since risk issues often overlap, committees from time to time request that the full Board discuss particular risks. On an annual basis, the Company’s Enterprise Risk Management Committee (consisting of members of senior management) will inventory, assess and prioritize the most significant risks facing the Company as well as related mitigation efforts, and will provide a report to the Board.

In determining to separate the position of the CEO and the Chairman, and in determining the appointment of the Chairman of the Board and the Chairs of the Committees, the Board and the Nominating and Governance Committee considered the implementation of a governance structure and appointment of chairpersons with appropriate and relevant risk management experience that would enable the Company to efficiently and effectively assess and oversee its risks.

Controlled Company Exemption Phase-In Period

Prior to the Split-Off, we qualified for the “controlled company” exemption under the corporate governance rules of the NYSE. Now that we are no longer a “controlled company,” we are permitted under the rules and regulations of the NYSE to take advantage of a customary “phase-in” period to comply with certain of the corporate governance rules of the NYSE, including by having the Board composed of a majority of independent directors and having a fully independent Nominating and Governance Committee and a fully independent Compensation Committee within one year of the date on which we no longer qualify for the “controlled company” exemption. As a newly public company, we also have one year from the date of listing on the NYSE to have a fully independent Audit Committee. Accordingly, we will change, as needed, the composition of our Audit Committee, Nominating and Governance Committee and Compensation Committee, including as new members join the Board, to ensure that members of such board committees are independent within the time periods prescribed in the rules and regulations of the SEC and NYSE.

Director Independence

The Board has determined that Mses. Carruthers and Tsingos and Messrs. Gallahue, Huennekens, and Jain are independent directors under the applicable rules of the NYSE. Mr. Huennekens serves as independent Chairman of the Board.

The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent.

Board of Directors and Committees of the Board

Director Attendance. After the Separation, the Board met two times, and acted by unanimous written consent two times, during 2019. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served (during the period they so served) during 2019. The Board expects, as a general matter, that its members will attend the Annual Meeting.

Committee Membership. The membership of each of the Audit, Compensation, and Nominating and Governance committees as of April 6, 2020 is set forth below.

NAME OF DIRECTOR	AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE
Kieran T. Gallahue			Chair
Wendy Carruthers		Chair	Member
Scott Huennekens	Member		Member
Christine Tsingos	Chair	Member
Amir Aghdaei
Daniel A. Raskas		Member
Vivek Jain*	Member
*Mr. Jain joined the Board and Audit Committee on April 7, 2020.

Audit Committee. After the Separation, the Audit Committee met two times during 2019. The Audit Committee meets at least quarterly and assists the Board in overseeing:

•	the quality and integrity of our financial statements;

•	the effectiveness of our internal control over financial reporting;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function and independent auditors;

•	our compliance with legal and regulatory requirements; and

•	the risks described above under “Board Leadership Structure and Risk Oversight.”

The Audit Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Audit Committee Charter is available on the “Investors – Governance” section of our website.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee also prepares a report of the Audit Committee as required by the SEC to be included in this Proxy Statement. The Audit Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting.

The Board has determined that Ms. Tsingos and Mr. Huennekens are each an “audit committee financial expert” for purposes of the rules of the SEC and all members of the Audit Committee are “financially literate” within the meaning of the NYSE listing standards. In addition, the Board has determined that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 of the Exchange Act and the NYSE rules require that the Audit Committee be composed entirely of independent members within one year of the date of our IPO prospectus. William K. Daniel II was a member of our Audit Committee until his resignation from the Board on April 2, 2020. Mr. Daniel was not independent under the rules of the NYSE and Rule 10A-3 of the Exchange Act. We do not believe that our reliance on the exemption from having a fully independent audit committee materially adversely affected the ability of the audit committee to act independently.

Furthermore, as of the date of this Proxy Statement, no Audit Committee member serves on the audit committee of more than three public companies.

Compensation Committee. After the Separation, the Compensation Committee met one time during 2019. The Compensation Committee discharges the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation Committee also:

•	reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;

•
reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the oversight and administration of such plans;

•	reviews and considers the results of stockholder advisory votes on our executive compensation, and makes recommendations to the Board regarding the frequency of such advisory votes;

•	monitors compliance by directors and executive officers with our stock ownership requirements;

•	assists the Board in overseeing the risks described above under “Board Leadership Structure and Risk Oversight”;

•	prepares the report of the Compensation Committee required by the SEC to be included in the annual meeting proxy statement; and

•	considers factors relating to independence and conflicts of interests in connection with the compensation consultants that provide advice to the Committee.

The Compensation Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Compensation Committee Charter is available on the “Investors – Governance” section of our website. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, based on the determination of the Board, with the exception of Mr. Raskas, independent under the NYSE listing standards and under Rule 10C-1 under the Exchange Act. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings.

Management Role in Supporting the Compensation Committee. Our Chief Human Resources Officer, Vice President-Total Rewards, and Assistant Secretary generally attend, and from time-to-time our CEO attends, the Compensation Committee meetings. In particular, our CEO:

•
provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy;

•
participates in the Committee’s discussions regarding the performance and compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance (the Committee gives considerable weight to our CEO’s evaluation of and recommendations with respect to the other executive officers because of his direct knowledge of each such officer’s performance and contributions); and

•	provides feedback regarding the companies that he believes we compete with in the marketplace and for executive talent.

Our human resources and legal departments also assist the Committee Chair in scheduling and setting the agendas for the Committee’s meetings, prepare meeting materials and provide the Committee with data relating to executive compensation as requested by the Committee.

Independent Compensation Consultant. Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. Following the Separation and following the assessment and determination of Frederic W. Cook & Co, Inc.’s (“FW Cook”) independence from management, the Compensation Committee engaged FW Cook as the Compensation Committee’s independent compensation consultant. The Compensation Committee has the sole discretion and authority to select, retain and terminate FW Cook as well as to approve any fees, terms and other conditions of its service. FW Cook reports directly to the Compensation Committee and takes its direction solely from the Compensation Committee. FW Cook’s primary responsibilities in 2019 following the Separation were to provide advice and data in connection with the selection of our peer group for assessing executive compensation, the structuring of the executive compensation programs, and the compensation levels for our executive officers; assess the Company’s executive compensation program in the context of market practice and corporate governance best practices; and advise the Compensation Committee regarding our proposed executive compensation public disclosures. In the course of discharging its responsibilities, FW Cook may from time to time and with the Compensation Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of our executive officer responsibilities and other business information. FW Cook does not provide any services to us or our management, and the Compensation Committee is not aware of any work performed by FW Cook that raises any conflicts of interest.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed of the directors listed as signatories to the Compensation Committee Report, beginning on page 42. During 2019, none of the members of the Compensation Committee was an officer or employee of Envista. No executive officer of Envista served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation Committee. No executive officer served as a member of the compensation committee (or other board committee performing equivalent functions) of any entity having an executive officer who served on the Board.

Nominating and Governance Committee. After the Separation, the Nominating and Governance Committee met one time, and acted by unanimous written consent one time, during 2019. The Nominating and Governance Committee:

•	assists the Board in identifying individuals qualified to become Board members, and makes recommendations to the Board regarding all nominees for Board membership;

•	makes recommendations to the Board regarding the size and composition of the Board and its committees;

•	makes recommendations to the Board regarding matters of corporate governance and oversees the operation of our Corporate Governance Guidelines and Related Person Transactions Policy;

•	develops and oversees the annual self-assessment process for the Board and its committees;

•	assists the Board in CEO succession planning;

•	assists the Board in overseeing the risks described above under “Board Leadership Structure and Risk Oversight”;

•	reviews and makes recommendations to the Board regarding non-management director compensation; and

•	oversees the orientation process for newly elected members of the Board and continuing director education.

The Nominating and Governance Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Nominating and Governance Committee Charter is available on the “Investors – Governance” section of our website.
The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting.

Director Nomination Process

The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders and, in the event of vacancies between annual meetings, for appointment to fill such vacancies. With the exception of Messrs. Gallahue and Jain, all of the current directors were originally identified, nominated and elected by Danaher prior to the Separation. Effective at the time of the Split-Off, the size of the Board was reduced from nine members to eight members, three of the Danaher-appointed directors resigned and Mr. Gallahue was appointed as a director to fill one of the vacancies left by such resignations. William K. Daniel II, a Danaher-appointed director, resigned on April 2, 2020. Mr. Jain was appointed as a director on April 7, 2020 to fill such vacancy. There is currently one vacancy on the Board.

Board Membership Criteria. In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Governance Committee will evaluate such candidates against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•	Personal and professional integrity and character;

•	Prominence and reputation in the candidate’s profession;

•	Skills, knowledge and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business;

•
The extent to which the interplay of the candidate’s skills, knowledge, experience and background with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of our stockholders;

•	The capacity and desire to represent the interests of the stockholders as a whole; and

•	Availability to devote sufficient time to our affairs.

The Nominating and Governance Committee annually reviews with the Board the skills, knowledge, experience, background and attributes required of Board nominees, considering current Board composition and the Company’s circumstances. In making its recommendations to our Board, the Nominating and Governance Committee considers the required standards and qualifications noted above, as well as, among others, the following skills, knowledge, experience, background and attributes:

•	Independence;

•	Diversity;

•	Global experience and international exposure, especially with respect to key growth areas;

•	Technology experience, including software and cybersecurity;

•	Mergers and acquisition experience;

•	Competitive strategy and marketing experience;

•	Leadership, including operating experience as CEO or COO;

•	Financial literacy or public accounting experience;

•	Public company board experience; and

•	Capital markets and corporate finance experience.

The Nominating and Governance Committee takes into account a candidate’s ability to contribute to the diversity of perspective and analysis from the Board and, as such, believes it is important to consider attributes such as race, ethnicity, gender, age, education, cultural experience, and professional experience in evaluating candidates who may be able to contribute to the diverse perspective and practical insight of the Board as a whole. Although diversity is an important factor in assessing candidates as director nominees, neither the Board nor the Nominating and Governance Committee has a formal diversity policy. Furthermore, the Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

When we recruit a director candidate, either a search firm engaged by the Nominating and Governance Committee or a member of the Board will contact the prospect to assess interest and availability. The candidate will interview with several members of the Board and at the same time, the Nominating and Governance Committee with the support of the search firm will conduct such further inquiries as the Nominating and Governance Committee deems appropriate, including a background check.  The Nominating and Governance Committee will make a recommendation to appoint a candidate to the Board and then the Board will vote on such recommendation.

Stockholder Recommendations. Stockholders may recommend a director nominee to the Nominating and Governance Committee. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the stockholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described above under “—Board Membership Criteria” and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to it with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee. The Nominating and Governance Committee evaluates director nominees in the same manner whether a stockholder or the Board has recommended the candidate.

Communications with the Board of Directors. Stockholders and other parties interested in communicating directly with the Board or with individual directors, the independent Chairman of the Board or, if the Chairman is not independent, the Lead Independent Director, or the non-management directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management directors, as applicable, c/o Corporate Secretary, Envista Holdings Corporation, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821.

Executive Officers of the Company

In addition to Mr. Aghdaei, our current executive officers include Curt W. Bludworth, Patrik Eriksson, Hans Geiselhöringer, Jeffrey S. Kappler, Jean-Claude “JC” Kyrillos, Mark E. Nance, Mischa M. Reis and Howard H. Yu. Information concerning our executive officers, other than Mr. Aghdaei, whose information can be found under “Proposal 1 — Election of Directors” above, follows.

Curt W. Bludworth, age 53, has served as our Senior Vice President and Chief Human Resources Officer since September 2019. Prior to that, Mr. Bludworth served as Vice President-Human Resources for Danaher’s Dental business since January 2015, after serving as Vice President-Human Resources of Tektronix, then a subsidiary of Danaher, from September 2011 to December 2014.

Patrik Eriksson, age 52, has served as our Senior Vice President since September 2019 and as President of the Nobel Biocare business since January 2020. Prior to that, Mr. Eriksson served in various leadership roles for Danaher’s Dental business since October 2012, including as President of the KaVo Kerr business from January 2018 until January 2020 and President of the Ormco business from January 2014 to December 2017.

Hans Geiselhöringer, age 51, has served as our Senior Vice President since September 2019. Prior to that, Mr. Geiselhöringer served in various leadership roles for Danaher’s Dental business since Danaher’s acquisition of Nobel Biocare in 2014, including as President of the Nobel Biocare business from January 2016 until January 2020.

Jeffrey S. Kappler, age 41, has served as our Senior Vice President since September 2019. Prior to that, Mr. Kappler served in various leadership roles for Danaher’s Dental business since January 2015, including as President of the Ormco business since October 2018. Mr. Kappler joined Danaher in December 2007 and held a variety of positions at Danaher, including as Business Unit Manager of Veeder-Root, then a subsidiary of Danaher, from March 2012 to December 2015.

Jean-Claude “JC” Kyrillos, age 56, has served as our Senior Vice President and as President of the KaVo Kerr business since February 2020. Prior to that, Mr. Kyrillos served as Senior Vice President and General Manager of Qualcomm Life, the healthcare division of Qualcomm Incorporated from May 2016 to February 2019 and as Senior Vice President and General Manager of Infusion Systems, the infusion medical device business unit of Becton, Dickinson and Company (and previously CareFusion Corporation) from August 2011 to May 2016. Prior to joining Infusion Systems, Mr. Kyrillos served in various President and Senior Vice President roles at ResMed, Inc., a medical device company from January 2008 to August 2011. Prior to his time at ResMed, Inc., Mr. Kyrillos held various leadership roles in the medical device, diagnostics, and engineered materials industries.

Mark E. Nance, age 52, has served as our Senior Vice President, General Counsel and Secretary since September 2019. Prior to that, Mr. Nance served as the Chief Legal Officer of INSYS Therapeutics, Inc. from October 2018 to July 2019 and Special Advisor to FIPRA International, Ltd. from July 2017 to July 2019. Prior to joining INSYS Therapeutics, Inc., Mr. Nance served as the Senior Vice President and Global General Counsel of Mylan N.V. from April 2012 to May 2017. Prior to joining Mylan N.V., Mr. Nance served as General Counsel of GE Healthcare Medical Diagnostics and GE Healthcare Life Sciences and the Vice President, Corporate Development of Integrated Nano-Technologies, LLC. In addition, Mr. Nance has held various other leadership positions and roles in other companies and in government, including the U.S. Federal Trade Commission.

Mischa M. Reis, age 48, has served as our Senior Vice President, Strategy and Corporate Development since September 2019. Prior to that, Mr. Reis served as Vice President, Business Development & Strategy of Danaher’s Dental business since October 2012.

Howard H. Yu, age 48, has served as our Senior Vice President and Chief Financial Officer since May 2019. Prior to that, Mr. Yu served as Chief Financial Officer of the Nobel Biocare business from September 2017 to January 2019 and Chief Financial Officer of the Ormco business from September 2014 to September 2017. Mr. Yu joined Danaher in 2011 and held a variety of positions at Danaher, including as Vice President, Financial Planning & Analysis of Beckman Coulter, Inc., a Danaher subsidiary, from January 2012 to September 2014.

Certain Relationships and Related Transactions

Policy

Under our Related Person Transactions Policy adopted by the Board, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at its next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Relationships and Transactions

On September 20, 2019, we completed the Separation of Envista from Danaher and on December 18, 2019, the Split-Off was completed. In connection with the Separation, our subsidiaries that currently operate our businesses and the corresponding assets and liabilities were transferred to Envista, which, prior to such transfer, were held by Danaher. Following the Separation and Split-Off, Danaher and Envista operate as separate publicly-traded companies and neither entity has any ownership interest in the other. However, one of our directors, Daniel A. Raskas, is an executive officer of Danaher. In connection with the Separation, we entered into various agreements with Danaher to effect the Separation and provide a framework for our relationship after the Separation, including but not limited to, a separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, and a license agreement with respect to the Danaher Business System.

Separation Agreement

The Separation Agreement governs the Separation and provides a framework for the relationship between the parties going forward.

Transition Services Agreement

The Transition Services Agreement sets forth the terms and conditions pursuant to which we and our subsidiaries and Danaher and its subsidiaries will provide to each other various services after the Separation. The services to be provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.

In accordance with the Transition Services Agreement, we made payments of approximately $17 million to Danaher during the year ended December 31, 2019 for various services provided.

Tax Matters Agreement

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of both Envista and Danaher after the Separation with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

Employee Matters Agreement

The Employee Matters Agreement sets forth, among other things, the allocation of assets, liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the Separation, including the treatment of outstanding equity and other incentive awards and certain retirement and welfare benefit obligations.

Intellectual Property Matters Agreement

The Intellectual Property Matters Agreement sets forth the terms and conditions pursuant to which Danaher and Envista have mutually granted certain personal, generally irrevocable, non-exclusive, worldwide, and royalty-free rights to use certain intellectual property. Both parties are able to sublicense their rights in connection with activities relating to their businesses, but not for independent use by third parties.

DBS License Agreement

The DBS License Agreement sets forth the terms and conditions pursuant to which Danaher has granted a non-exclusive, worldwide, non-transferable, perpetual license to us to use the Danaher Business System (what we call Envista Business System (“EBS”)) solely in support of our businesses. We are able to sublicense such license solely to direct and indirect wholly-owned subsidiaries. In addition, both parties have licensed to each other improvements made by such party to EBS during the first two years of the term of the DBS License Agreement.

Allocation of Expenses

Prior to the Separation, we operated as part of Danaher and not as a separate, publicly-traded company. Accordingly, Danaher allocated certain shared costs to us that are reflected as expenses in our audited consolidated and combined financial statements (the “Financial Statements”) in our Annual Report on Form 10-K for the year ended December 31, 2019 for the periods prior to Separation. Management considers the allocation methodologies used by Danaher to be reasonable and to appropriately reflect the related expenses attributable to us for purposes of the Financial Statements; however, the expenses reflected in the Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate entity. In addition, the expenses reflected in the Financial Statements may not be indicative of expenses we will incur in the future.

Corporate Expenses
Certain corporate overhead and shared expenses incurred by Danaher and its subsidiaries were allocated to us and are reflected in the Financial Statements. These amounts include, but were not limited to, items such as general management and executive oversight, costs to support Danaher information technology infrastructure, facilities, compliance, human resources and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Danaher benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives and stock based compensation administration. These costs were allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies included our relative share of revenues, headcount or functional spend as a percentage of the total. The amount of corporate expenses allocated to us from Danaher for the year ended December 31, 2019 was $23.2 million.
Insurance Programs Administered by Former Parent
In addition to the corporate allocations discussed above, we were allocated expenses related to certain insurance programs Danaher administered on our behalf, including workers’ compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. The insurance costs of these policies were allocated by Danaher to us using various methodologies related to the respective, underlying exposure base.
For the self-insured component of the policies referenced above, Danaher allocated costs to us based on our incurred claims. An estimated liability relating to our known and incurred but not reported claims has also been allocated to us and reflected in the Financial Statements. The amount of insurance programs expenses allocated to us from Danaher for the year ended December 31, 2019 was $2.7 million. In connection with the Separation, we established similar independent self-insurance programs to support any outstanding claims going forward.
Medical Insurance Programs Administered by Former Parent
In addition to the corporate allocations noted above, we were allocated expenses related to the medical insurance programs Danaher administered on our behalf. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to us. The amount of medical insurance programs expenses allocated to us from Danaher for the year ended December 31, 2019 was $47.6 million. In connection with the Separation, we established independent medical insurance programs similar to those previously provided by Danaher.

Deferred Compensation Program Administered by Former Parent
Certain of our management employees participated in Danaher’s nonqualified deferred compensation programs that permit participants to defer a portion of their compensation, on a pretax basis prior to the Separation. All amounts deferred under this plan are unfunded, unsecured obligations of Danaher and subject to reimbursement by us. The amount of deferred compensation program expenses allocated to us from Danaher for the year ended December 31, 2019 was $0.7 million. In connection with the Separation, we established a similar independent, nonqualified deferred compensation program.

Right of Use Assets and Lease Liabilities

We lease real estate from Danaher. The right of use assets and related lease liabilities related to these leases were both $25 million as of December 31, 2019.

Revenue and Other Transactions Entered Into in the Ordinary Course of Business
Certain of our revenue arrangements relate to contracts entered into in the ordinary course of business with Danaher and Danaher affiliates. The amount of related-party revenue was not significant for the year ended December 31, 2019.
IPO

In connection with the IPO, Danaher incurred $7 million in fees and expenses on our behalf.

Each of the agreements between Envista and Danaher and its subsidiaries that were entered into prior to the completion of the IPO, and any transactions contemplated thereby, were deemed to be approved and not subject to the terms of our Related Person Transactions Policy.

There were no other transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2019, of the type or amount required to be disclosed under the applicable SEC rules.

Following the Split-Off, Danaher no longer owns any of our outstanding common stock and is no longer a related party to us, and we no longer consider our transactions with Danaher as related party transactions.

Director Compensation

Director Compensation Philosophy

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board and Nominating and Governance Committee are guided by the following principles:

•	compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of responsibilities;

•	a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our stockholders; and

•	the structure of the compensation program should be simple and transparent.

Process for Setting Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding non-management director compensation (although the Board will make the final determination regarding the amounts and type of non-management director compensation). The Board expects to use an independent compensation consultant, to prepare regular reports on market non-management director compensation practices and evaluate our program in light of the results of such reports. Under the terms of the 2019 Plan, an annual limit of $700,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board.

Director Compensation Structure

In connection with the completion of the IPO, the Board approved the following compensation structure for our non-employee directors (as clarified by the Board on December 18, 2019):

•	An annual cash retainer of $100,000, paid in four, equal installments following each quarter of service;

•
If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year;

•
An annual equity award of restricted stock units (“RSUs”), with a target award value of $175,000, vesting on the date of, and immediately prior to, the next annual meeting of stockholders following the date of grant, prorated for the first year of service on the Board, with the underlying shares not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board (or in each case the next business day thereafter if such date is not a business day); and

•	Reimbursement for out-of-pocket expenses, including travel expenses, related to the director’s service on the Board.

In addition, the Chair of the Board receives an annual cash retainer of $62,500 and an annual equity award with a target value of $62,500, the Chair of the Audit Committee receives an annual cash retainer of $20,000, the Chair of the Compensation Committee receives an annual cash retainer of $15,000, and the Chair of the Nominating and Governance Committee receives an annual retainer of $10,000, with all cash retainers paid in four, equal installments following each quarter of service.

In connection with the closing of the IPO, we granted to our independent directors the following annual equity awards in respect of 2019 in accordance with the policy described above:

NAME	VALUE OF AWARD	NUMBER OF RSUs
Wendy Carruthers	$175,000	7,995
Scott Huennekens	$237,500	10,800
Christine Tsingos	$175,000	7,995

In addition, on December 18, 2019, the Board granted pro-rated annual equity awards to each of the non-employee directors listed below, which equity awards (i) consisted of RSUs, (ii) will vest on the earlier to occur of the first anniversary of the date of grant or the date of the Company’s 2020 annual meeting of stockholders, subject to continued service on the Board through such date, and (iii) to the extent vested, will be settled in shares of common stock on the earlier to occur of such director’s death or the first day of the seventh month following the director’s retirement from the Board (or in each case the next business day thereafter if such date is not a business day):

NAME	VALUE OF AWARD	NUMBER OF RSUs
William K. Daniel II (1)	$58,333	2,035
Kieran T. Gallahue	$58,333	2,035
Daniel A. Raskas	$58,333	2,035
(1) Mr. Daniel resigned from the Board on April 2, 2020.

Each of the directors designated by Danaher for nomination to the Board pursuant to Danaher’s rights under the Separation Agreement received from Danaher (not Envista) a one-time cash payment for service on the Board between the date of the IPO and December 18, 2019, which was the date Danaher no longer controlled a majority of the total voting power of our outstanding shares with respect to the election of directors (the “Disposition Date”). The cash payment was paid in a lump sum based on an annual rate of $275,000 and was pro-rated based on the number of months the director served on the Board between the date of the IPO and Disposition Date (with a partial month counting as a full month).

Director Stock Ownership Requirements

In connection with the completion of the IPO, the Board adopted stock ownership requirements for our non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) will be required to beneficially own shares of our common stock with a market value of at least five times his or her annual cash retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines).

Under the policy, beneficial ownership includes RSUs and restricted shares held by the director and shares in which the director or his or her spouse or child has a direct or indirect interest, but does not include shares subject to unexercised stock options.
In addition, our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls. The Board also adopted a policy that prohibits our directors and employees from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Director Summary Compensation Table

The table below summarizes the compensation paid to the non-management directors for the year ended December 31, 2019. Mr. Aghdaei is a member of the Board but does not receive any additional compensation for services provided as a director.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)(2)	TOTAL ($)
Kieran T. Gallahue	—	$58,425	$58,425
Wendy Carruthers	$3,475	$175,010	$178,485
Scott Huennekens	$5,213	$237,600	$242,813
Christine Tsingos	$4,286	$175,010	$179,296
William K. Daniel II (3)(4)	—	$58,425	$58,425
Daniel A. Raskas (4)	—	$58,425	$58,425

(1)
The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. With respect to stock awards, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the award, times the closing price of a share of our common stock on the date of grant.

(2)The table below sets forth as to each non-management director the aggregate number of unvested RSUs outstanding as of December 31, 2019. The RSUs set forth in the table below vest in accordance with the terms described above.

NAME	AGGREGATE NUMBER OF UNVESTED RSUs OWNED AS OF DECEMBER 31, 2019
Kieran T. Gallahue	2,035
Wendy Carruthers	7,955
Scott Huennekens	10,800
Christine Tsingos	7,955
William K. Daniel II	2,035
Daniel A. Raskas	2,035

(3)	Mr. Daniel resigned from the Board on April 2, 2020.

(4)
Prior to the Split-Off, Messrs. Daniel and Raskas were not eligible to receive director compensation from Envista. Each of Messrs. Daniel and Raskas received a cash payment for his service as a director from the time of the IPO to the completion of the Split-Off directly from Danaher. This cash payment was based on an annual rate of $275,000 and was pro-rated based on the number of months served.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee on behalf of the Company has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2020. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give our stockholders an opportunity to ratify this selection. If this proposal is not approved by our stockholders at the Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2020.

Fees Paid to Independent Registered Public Accounting Firm

Concurrently with the Separation, the Audit Committee selected Ernst & Young LLP to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ended December 31, 2019. Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2019 following the Separation are set forth in the table below. For the year ended December 31, 2018, we did not pay any fees for professional services to Ernst & Young LLP. Prior to the Separation, Danaher Corporation paid any audit, audit related, tax or other fees related to the Company’s businesses.

FEE CATEGORIES	FISCAL 2019 FEES
Audit Fees (1)	$5,254,677
Audit-Related Fees (2)	$15,183
Tax Fees (3)	$133,363
All Other Fees (4)	$—
TOTAL FEES	$5,403,223

(1)
Audit Fees consist of fees for the audit of annual financial statements, reviews of quarterly financial statements, statutory audits, consents, review of documents filed with the SEC and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of financial statements that are not reported under “Audit Fees” above, including employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(3)
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, mergers and acquisitions tax diligence, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $120,838 in fiscal 2019. All other tax fees were $12,525.

(4)
All Other Fees consist of fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above. There were no fees in this category for 2019.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Company and its consolidated subsidiaries by our independent registered public accounting firm, subject to the de minimis exception for non-audit services under Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Envista’s financial statements, the effectiveness of Envista’s internal control over financial reporting, the qualifications, independence and performance of Envista’s independent auditors, the performance of Envista’s internal audit function, Envista’s compliance with legal and regulatory requirements, and Envista’s major financial risk exposures, overall risk assessment and risk management policies.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm retained to audit Envista’s financial statements, and has appointed Ernst & Young LLP as Envista’s independent registered public accounting firm for 2020. In determining whether to reappoint Ernst & Young as Envista’s independent auditor, the Audit Committee took into consideration a number of factors, including the firm’s tenure, independence, global capability and expertise and performance. Ernst & Young previously served as Envista’s independent registered public accounting firm for 2019. The Audit Committee is also responsible for the audit fee negotiations associated with Envista’s retention of Ernst & Young. Envista’s Board of Directors and Audit Committee believe they have undertaken appropriate steps with respect to oversight of Ernst & Young’s independence and that the continued retention of Ernst & Young to serve as Envista’s independent registered public accounting firm is in the best interests of Envista and its shareholders.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Envista’s management and Ernst & Young Envista’s audited consolidated and combined financial statements.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has concluded that Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated and combined financial statements for Envista for the fiscal year ended December 31, 2019 be included in Envista’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee of the Board of Directors
Christine Tsingos (Chair)
William K. Daniel II*
Scott Huennekens

* Mr. Daniel resigned from the Board and Audit Committee on April 2, 2020. This Audit Committee Report was approved prior to his resignation.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and the pay programs provided to our named executive officers (“NEOs”) for 2019.

Executive Summary

Who We Are: We help our customers deliver the best possible patient care through industry-leading dental consumables, solutions, technology and services. A key aspect of our culture is that we drive continuous improvement and margin expansion through EBS and we use these processes to continue to improve quality, streamline operations and drive stockholder value.
IPO & Split-Off: We were formed in 2018, as a wholly-owned subsidiary of Danaher, to serve as the ultimate parent company of the dental platform of Danaher. Our business grew through numerous acquisitions and we continue to go to market through operating companies which retain their own identity and brand. On September 20, 2019, we completed our IPO. On December 18, 2019, Danaher completed the disposition of all of its shares of Envista through the Split-Off, which resulted in Envista becoming a fully independent public company.
Executive Compensation Governance: Following the Separation from Danaher, our Compensation Committee has been responsible for determining compensation programs, policies and levels applicable to our executive officers. In such capacity, our Compensation Committee reviewed the compensation arrangements established by Danaher, executed on immediate priorities and instituted appropriate compensation incentive arrangements and targets for 2020. In order to provide a view of NEO compensation for all of 2019, this CD&A and the corresponding compensation tables and narrative include information regarding compensation paid to the NEOs and decisions made by Danaher prior to the Separation.
Business Results: In 2019, our sales decreased 3.5%, while core sales were flat as compared to the comparable 2018 period. Core sales in emerging markets, which represented 24% of sales, increased at a mid-single digit rate compared to the prior year, led primarily by continued strength in China. In contrast, core sales in developed markets decreased at a low-single digit rate during the year.

Envista generated Adjusted Earnings per Share of $1.79 ($1.60 on a GAAP basis) and free cash flow for the full year 2019 of $321 million. Since becoming a fully independent company, we have been able to add to our portfolio through our first acquisition, a dental biomaterials manufacturer, as well as strategic partnerships in intra-oral scanning. See Appendix A for a reconciliation of non-GAAP measures to GAAP.
Impact of COVID-19:  We have been significantly impacted by the effects of COVID-19, primarily as a result of closures of dental practices in large parts of the world. As a result, we are taking a number of cost mitigation and other initiatives to ensure the ongoing strength of our business. As part of these initiatives, the Compensation Committee, following a recommendation from management, effected salary reductions for senior executives, including NEOs. These included a 15% decrease in salary for the CEO and 10% for other executive officers, as described in detail in “2020 Executive Compensation Developments.”

Business Goals & Executive Pay: Our near-term goal is to build toward core sales growth in the low-single digits, deploy capital strategically to improve our position in the marketplace and to achieve operating margin expansion. Our ability to attract, develop and retain key executives and other employees in the face of competition for talent in the dental and broader medical devices industry is critical to our success. Our Compensation Committee retains significant flexibility in determining pay structures, selecting peer groups, setting executive pay at appropriate levels versus peers, as well as determining goals and performance ratings to align management with operational goals and the long-term interests of our stockholders.

Management Team: Our management team brings extensive dental or healthcare industry experience. Including service with Danaher, our CEO and CFO have been with the Company for more than ten years and all of our other executive officers also have significant service with the Company or other healthcare companies.

Named Executive Officers

Our NEOs for 2019 include our Chief Executive Officer and Chief Financial Officer, as well as the next three most highly compensated executive officers serving as such at fiscal year-end, as follows:

Company Overview

We are a global family of three companies and more than 30 trusted dental brands, united by a shared purpose: to partner with professionals to improve lives. Our operating companies, including KaVo Kerr, Nobel Biocare Systems, and Ormco, partner with dental professionals to help them deliver the best possible patient care. Our distinctive brands and comprehensive portfolio, including dental implants and treatment options, orthodontics, and digital imaging technologies, covers an estimated 90% of dentists’ clinical needs for diagnosing, treating, and preventing dental conditions as well as improving the aesthetics of the human smile. Principal brands are set out below:

We are headquartered in Brea, California, and our commercial organization includes over 4,000 employees with deep clinical, product and workflow expertise who interact with customers on a daily basis. As part of the Separation, we brought with us the proven EBS methodology, an experienced leadership team, and a strong culture grounded in continuous improvement, commitment to innovation, and deep customer focus to meet the end-to-end needs of dental professionals worldwide. We are now one of the largest global dental products companies, with significant market positions in some of the most attractive segments of the dental products industry.

Objectives and Framework

With the goal of building long-term value for stockholders, our executive compensation program is designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with our complexity and global footprint;

•	motivate executives to perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and

•	link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term stockholder value.

To achieve these objectives, our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards which are subject to significant vesting and/or holding periods. Our executive compensation program rewards executive officers when they build long-term stockholder value, achieve annual business goals and maintain long-term careers with us. The Compensation Committee exercises judgment in setting compensation levels, taking into account the following:

Pay competitiveness in the context of the marketplace for executive talent. Our Compensation Committee considers market practice in determining pay levels and compensation design to ensure that our costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives.

Internal equity, including compensation that reflects the responsibilities and relative complexity of the executive’s position within Envista. To ensure that the most senior executives are held most accountable for long-term operating results and changes in stockholder value, the Compensation Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

Our performance, along with the executive’s performance and contributions. Our cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term stockholder value creation, both by tying the ultimate value of the awards to the stock price and because of the length of time executives are required to hold the awards before realizing their value. The executive’s performance and individual contributions toward our business objectives are also incorporated in the Compensation Committee’s decision-making process.

Our Pay Practices

Our approach to executive compensation reflects a range of practices that promote alignment between the interests of executives and those of stockholders, as illustrated below.

2019 Executive Compensation Decision-Making and Oversight

Pre-Separation Decisions and Oversight

Prior to the Separation, Danaher’s management and the Danaher compensation committee developed compensation packages, including base salaries, target incentives and annual equity grant values, for our NEOs. The compensation packages were based on a comprehensive market analysis of the roles and responsibilities with Envista and were approved prior to the Separation by the Danaher compensation committee in accordance with Danaher policies and practices. The Danaher compensation committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant since 2008. In 2019, FW Cook provided advice and data to the Danaher compensation committee in connection with the structuring of our executive and equity compensation programs, and the compensation levels for our executive officers compared to our peers, in addition to other advice with respect to Danaher’s executive officer and director compensation programs.

Post-Separation Decisions and Oversight

Pursuant to its charter, the Compensation Committee engaged FW Cook directly as its independent compensation consultant. The Compensation Committee assessed the independence of FW Cook in accordance with the NYSE Listing Standards and applicable SEC regulations and concluded that FW Cook’s work does not raise any conflict of interest. FW Cook’s primary responsibilities in 2019 were to:

•	provide advice and data in connection with our executive and equity compensation program structure, and the compensation levels for our executive officers compared to our peers;

•	assess our executive compensation programs in the context of corporate governance best practices; and

•	assist in the preparation of our executive compensation public disclosures.

Our Chief Human Resources Officer, our Vice President, Total Rewards, and our Assistant Secretary generally attend meetings of the Compensation Committee. Also, our Chief Executive Officer provides background and context regarding the relationship between strategic goals and priorities and executive compensation matters and provides recommendations to the Compensation Committee regarding performance and compensation paid to other executive officers. The Compensation Committee gives considerable weight to the evaluation and recommendations of our Chief Executive Officer with respect to the other executive officers. Our human resources and legal departments also assist the Compensation Committee Chair in scheduling and setting committee meeting agendas, preparing meeting materials and providing the Compensation Committee with data relating to executive compensation as requested by the Compensation Committee.

Responsibilities for executive compensation decisions following the Separation are summarized below:

Compensation Committee	•Determines compensation programs and policies for our executive officers; and •Approves executive officer compensation levels, structure and mix.
Board of Directors	•Briefed by, and provides input to the Compensation Committee •Directors who are not on the Compensation Committee may attend Compensation Committee meetings and/or executive sessions
Management
•The Chief Human Resources Officer, Chief Executive Officer and other members of management provide input to ensure compensation programs and policies reflect the Company’s evolving strategic and operational needs

Independent Compensation Consultant	•Provides counsel and guidance to the Compensation Committee concerning our compensation levels and our compensation program; and •Reports directly to our Compensation Committee

Analysis of 2019 Executive Compensation

As shown in the chart below, the bulk of our senior executives’ direct compensation is performance based and variable in nature (84% of our CEO’s compensation and an average of 67% for our other NEOs consisted of annual and long-term incentive compensation in 2019). In 2019, long-term incentives were awarded 50% in the form of stock options and 50% in the form of RSUs vesting over a five-year period - see “—Long-Term Incentive Compensation” for details. The chart reflects components of compensation at target, as described in “Executive Compensation Tables—Employment Agreements.”

The components of our executive compensation program are intended to support our human capital strategy and to further stockholder interests as follows:

ELEMENT	FORM OF COMPENSATION	PRIMARY OBJECTIVES
Base Salary	Cash	•Help attract and retain executive talent. •Balance pay-at-risk components by providing a stable source of income. •Recognize day-to-day role and scope of responsibility.
Annual Incentive Compensation	Cash
•Align executives with key strategic and operational initiatives.
•Reward performance on key annual financial measures, including core sales growth, profitability and cashflow generation.
•Motivate and reward teamwork and individual performance.

Long-Term Incentive Compensation	Stock Options RSUs
•Drive sustainable performance that delivers value to stockholders over the long-term.
•Provide direct alignment to stock price appreciation.
•Align the interest of the executive with those of the stockholders.

Other Compensation	Employee Benefits Perquisites Severance
•Provide a competitive compensation package.
•Reinforce alignment with stockholder interests through deferrals in Company stock and, also, retention through vesting restrictions (e.g., ECP & EDIP).
•Support corporate objectives (e.g., relocation and tax equalization benefits).

Base Salary

In connection with the Separation, our NEOs entered into letter agreements with Envista, which among other things set forth base salary levels. Post-Separation amounts are reflective of base salary levels for positions with similar roles and scope of responsibilities within our peer group, as well as personal performance and experience. See “Executive Compensation Tables—Employment Agreements” below for additional information regarding the agreements with our NEOs. The table below sets forth the pre-Separation base salaries, post-Separation base salaries and the percentage increase for each of our NEOs:

NAMED EXECUTIVE OFFICER	PRE-SEPARATION BASE SALARY	POST-SEPARATION BASE SALARY	PERCENTAGE INCREASE
Amir Aghdaei	$645,900	$1,100,000	70.3%
Howard Yu	$391,400	$500,000	27.7%
Hans Geiselhöringer	$785,449(1)	$785,449(1)	—%
Patrik Eriksson	$476,500	$550,000	15.4%
Curt Bludworth	$450,000	$450,000	—%
(1) Mr. Geiselhöringer’s salary was paid in Swiss Francs and was converted at the rate of 1.0335$/CHF as of December 31, 2019.

Annual Incentive Compensation

Overview
We provide annual incentives to our NEOs under our Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan provides cash bonuses to participants based on the achievement of annual performance metrics relating to our business and the participant’s personal performance. In 2019, the target bonus for each NEO was equal to their earned base salary multiplied by the relevant target award percentage(s) applicable during the year. The 2019 actual bonus was equal to target bonus multiplied by a Company Financial Factor (“CFF”) as well as a Personal Performance Factor (“PPF”), described in more detail below.

Target Award Percentages
Prior to the completion of the IPO, our NEOs participated in Danaher’s incentive compensation program for senior leaders of Danaher’s operating companies. Under this program, Danaher set the pre-IPO target percentages for each NEO. The post-IPO target percentages for each NEO were set forth in letter agreements or employment agreement amendments which became effective as of the completion of the IPO. The pre-IPO and post-IPO target annual incentive awards for 2019 as a percentage of base salary were as follows:

NAMED EXECUTIVE OFFICER	PRE-IPO TARGET AWARD (% OF BASE SALARY)(1)	POST-IPO TARGET AWARD (% OF BASE SALARY)(2)
Amir Aghdaei	80%	125%
Howard Yu	50%	70%
Hans Geiselhöringer	55%	70%
Patrik Eriksson	55%	70%
Curt Bludworth	60%	60%
(1) Mr. Aghdaei’s pre-IPO target award percentage applied to his base salary from January 1, 2019 to August 31, 2019, while the pre-IPO target award percentages for the other NEOs applied to their base salaries from January 1, 2019 to September 19, 2019.
(2) Mr. Aghdaei’s post-IPO target award percentage applied to his base salary from September 1, 2019 to December 31, 2019 while the post-IPO target award percentages for the other NEOs applied to their base salaries from September 20, 2019 to December 31, 2019.

Company Financial Factor
Financial performance targets for incentive purposes are set at targets that are challenging and which generally constitute an improvement over the prior comparable period, in line with our culture of continuous improvement.

Messrs. Aghdaei, Yu and Bludworth
The 2019 CFF for Messrs. Aghdaei, Yu and Bludworth was based on Envista’s performance against (i) core sales growth, defined as sales growth excluding the impact of revenue translation and the effect of acquisitions or divestitures completed in the last twelve months, (ii) adjusted operating profit, calculated as operating profit plus pretax amortization of acquisition-related intangible assets, Separation costs, significant legal matters, certain restructuring costs and stock-based compensation, and (iii) working capital turnover, defined as the weighted average monthly working capital turnover, which is calculated by dividing annualized sales by the total of certain current assets, less certain current liabilities. Core sales growth is a critical measure of the business’s ability to increase customer demand for services and products over time, while adjusted operating profit is a key contributor to stockholder returns and important barometer of the overall health of the business. Equally, working capital turnover is an important indicator of how efficiently we are deploying our working capital and converting revenues into cash. In 2019, weighted core sales growth attainment was 24.7% of target while weighted adjusted operating profit attainment was 38.9% of target, giving rise to a CFF for these executives of 63.6% of target, as shown in the table below. Note that there was no payout on working capital turnover.

Metric	Threshold	(1)	Target	Upper End	(2)	Actual 2019	Achievement	Weight	Payout/ Weighted Achievement

Core Sales Growth (YoY %)	(1.1)%		2.9%	5.9%		(1.1)%	0.65	38.0%	24.7%
Adjusted Operating Profit ($M)	$394.7		$510.9	$627.1		$413.3	0.75	52.0%	38.9%
Working Capital Turnover	5.9x		6.9x	7.9x		5.7x	—	10.0%	—%
Envista CFF									63.6%
1) Payout at threshold performance is 70% of target except for core sales growth, for which payout is 65%.
2) Attaining the upper end of the performance range results in a payout of 130% of target for each metric. The upper end of the payout curve is also a maximum in the case of working capital turnover.

Messrs. Geiselhöringer and Eriksson
For the pre-IPO period, the CFF for Mr. Geiselhöringer was based on performance against core sales growth, adjusted operating profit, and working capital turnover for Nobel Biocare Systems. The CFF for Nobel Biocare Systems was calculated as 38.5%, based on a weighted attainment for adjusted operating profit; there was no payout for core sales growth and working capital turnover as threshold performance for these metrics was not met. For the post-IPO period, the CFF for Mr. Geiselhöringer was based 50% on the CFF for Nobel Biocare Systems (38.5%) and 50% on the CFF for all of Envista (63.6%).

For the pre-IPO period, the CFF for Mr. Eriksson was based on performance against core sales growth, adjusted operating profit, and working capital turnover for Kavo Kerr. The CFF for KaVo Kerr CFF was calculated as 74.4%, based on a weighted payout of 24.2% for core sales growth, (ii) a weighted payout of 42.9% for adjusted operating profit, and (iii) a weighted payout of 7.3% for working capital turnover. For the post-IPO period, the CFF for Mr. Erikson was based 50% on the CFF for KaVo Kerr (74.4%) and 50% on the CFF for all of Envista (63.6%).

We do not disclose the specific targets for our operating companies’ performance metrics as they are highly confidential and would provide competitors and third parties with insight into the Company’s internal planning processes that may allow them to predict certain of our operating companies’ financial and/or operational strategies, which could cause us competitive harm. The performance metrics of core sales growth, adjusted operating profit, and working capital turnover were based on a range of factors, including growth outlooks for our respective product portfolios, the competitive environment, our internal budgets, external market economic conditions and market expectations. For example, growth rates implicit in targets for any one operating company may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant markets or smaller or larger market shares. These considerations result in operating company targets that are intended to coincide with Company-wide targets in their level of difficulty to achieve and probability for success. Like the performance targets set for Envista, the performance targets for our operating companies are set at levels that we believe are challenging and which generally constitute an improvement over the prior comparable period, in line with our culture of continuous improvement.

Starting with 2020, annual incentives for all of our executive officers will be based on Envista performance metrics and individual performance and not our operating companies’ performance metrics. Key metrics and our overall approach to annual incentive compensation for 2020 is summarized under “2020 Executive Compensation Developments.”

Personal Performance Factor & Individual Payouts
Following the end of 2019, the Compensation Committee used its judgment and determined for each executive a PPF between 0% and 150%. Without assigning any particular weight to any individual factor, the Compensation Committee took into account financial performance, the executive’s execution against operational and personal goals for the year, overall leadership effectiveness and, for executives managing a business, operating performance for that business. Based on such considerations, the Compensation Committee assigned a PPF of 100% for Mr. Aghdaei. With respect to the other NEOs, the average PPF assigned by the Compensation Committee was 94%. Our Compensation Committee has discretion in determining the PPF of each executive officer, which is an important risk-mitigating element to our compensation program.

The bonus targets, relevant CFF and PPF for each NEO resulted in the following non-equity incentive payouts for 2019:

NAMED EXECUTIVE OFFICER	2019 TARGET ($)	WEIGHTED CFF	PPF	2019 PAYOUT (% OF TARGET)	2019 PAYOUT ($)
Amir Aghdaei	$791,101	63.6%	1.00	63.6%	$503,140
Howard Yu	$230,153	63.6%	1.00	63.6%	$146,378
Hans Geiselhöringer	$464,731	42.6%	0.75	32.0%	$148,622
Patrik Eriksson	$289,715	72.5%	1.00	72.5%	$209,993
Curt Bludworth	$270,000	63.6%	1.00	63.6%	$171,720

The following table sets out the amount of the non-equity incentive plan compensation relating to the pre-IPO and post-IPO periods:

NAMED EXECUTIVE OFFICER	PRE-IPO PAYOUT ($)	POST-IPO PAYOUT ($)	2019 PAYOUT ($)
Amir Aghdaei	$214,313	$288,827	$503,140
Howard Yu	$87,191	$59,187	$146,378
Hans Geiselhöringer	$90,090	$58,532	$148,622
Patrik Eriksson	$139,018	$70,975	$209,993
Curt Bludworth	$125,488	$46,232	$171,720

Additional 2019 Cash Bonus
Our Compensation Committee has the ability to grant bonus awards outside of the Incentive Compensation Plan in its discretion. Discretionary bonuses may be awarded in any amount that our Compensation Committee deems appropriate. 2019 was a transformative year for Envista as we became a standalone, publicly traded company. We made significant progress on bringing products to market, rationalizing operations and improving sales effectiveness. For 2019, our Compensation Committee awarded a non-recurring discretionary bonus in the amounts of $85,000 and $100,000 to Messrs. Yu and Bludworth, respectively, to recognize their exceptional efforts and critical contributions in 2019 in the execution of our separation from Danaher.

2017-2019 Innovation Bonus
The 2017-2019 Innovation Bonus Plan (the “Innovation Plan”) was a one-time, three-year cash performance plan established by Danaher across the organization intended to reward revenue outperformance and innovation. Approximately 30 employees participated in the Innovation Plan across Danaher’s dental platform, including two of our NEOs, Messrs. Geiselhöringer and Eriksson. Under the Innovation Plan, Messrs. Geiselhöringer and Eriksson were eligible to receive bonuses based on the attainment of performance metrics by Nobel Biocare Systems and KaVo Kerr, respectively, with respect to core sales growth (50%) and new product revenue (50%). KaVo Kerr achieved the new product revenue goal, resulting in Mr. Eriksson receiving a cash bonus in the amount of $175,000.

Long-Term Incentive Compensation

Pre-Separation Equity Awards
The Danaher compensation committee determined the grant value of equity compensation to be delivered to Envista’s NEOs, taking into account each of the following factors (none of which was assigned a particular weight by the Danaher compensation committee):

•	the relative complexity and importance of the officer’s position as well as the officer’s performance and potential to contribute to future Danaher and Envista performance;

•	the risk/reward ratio of the award amount compared to the length of the related vesting and holding provisions; and

•	the amount of equity compensation necessary to provide retention incentives to ensure continuity of management for a period of time after the Separation.

Equity awards to NEOs prior to the Separation were made on February 24, 2019 and consisted of 50% stock options and 50% RSUs. The combination of stock options and full-value awards effectively balances the goals of incentivizing and rewarding stockholder value creation while supporting talent retention objectives. In particular, we note that:

•	Stock options reward recipients only if the Company’s stock price appreciates while RSUs are more likely to support talent retention objectives while offering more modest upside potential;

•
The February 24, 2019 award to NEOs other than the CEO vests ratably over five years while the award to the CEO vests one-third after three years, one third after four years and one-third after five years; and

•	These vesting periods are longer than most companies in both the Danaher and the Envista peer group and are intended to align the interests of executives with those of stockholders over the long term.

Treatment of Equity-Based Compensation Awards Upon the Split-Off
Danaher equity awards held by our employees, including our NEOs, as of the completion of the IPO remained outstanding in accordance with the terms of such Danaher equity awards. In connection with the completion of the Split-Off, the Danaher equity awards held by our employees were converted into Envista equity awards and denominated in shares of our common stock, and were adjusted in order to preserve the intrinsic value of the award at the time of the conversion (except for the impact of any rounding necessary to avoid adverse tax treatment).

The following table provides additional information regarding the adjustments that were made to each type of Danaher equity award held by our employees consistent with the Employee Matters Agreement.

TYPE OF DANAHER EQUITY AWARD	ADJUSTMENT FOR OUR EMPLOYEES (INCLUDING OUR NEOs)
Stock Options
Danaher stock options were converted into options of comparable value to purchase our common stock, with a vesting schedule identical to the remaining vesting schedule of the converted Danaher options.

Time-Based RSUs	Danaher RSUs were converted into RSUs of comparable value relating to our common stock, with a vesting schedule identical to the remaining vesting schedule of the converted Danaher RSUs.
Performance Stock Units (“PSUs”) (awarded to Mr. Aghdaei in February 2017 and 2018)
Danaher PSUs were converted into time-based Envista RSUs of comparable value based on achievement of the applicable performance metrics* through the conversion date*, but will be subject to continued time-based vesting through the original performance period and two-year holding period.

(*) The number of shares that were converted were calculated at the maximum payout level based on Danaher’s total shareholder return for the period up to the date of conversion.

At the time of the Separation, Mr. Aghdaei had outstanding awards of stock options, time-based RSUs, and PSUs. Our other NEOs had outstanding awards of stock options and time-based RSUs. The number of shares subject to awards shown in the table titled “Outstanding Equity Awards at 2019 Fiscal Year-End” reflects the adjustments described in the table above.

Post-Separation Equity Awards
On September 17, 2019, in connection with our IPO and pursuant to the letter agreements entered into with each of our NEOs, our Compensation Committee granted one-time special equity awards to the NEOs, consisting of 50% stock options and 50% time-based RSUs. In combination with the February 2019 equity award, these one-time special equity awards were intended to align recipients’ compensation with market levels of compensation within our peer group and, also, provide enhanced performance and retention incentives. The awards were as follows:

NAMED EXECUTIVE OFFICER	VALUE OF AWARD(1)	RSUs (50% OF THE AWARD)	STOCK OPTIONS (50% OF THE AWARD)(2)	VESTING SCHEDULE
Amir Aghdaei	$3,100,000	70,455	281,820	50% of the one-time special equity awards vest on the fourth anniversary of the grant date and the remaining 50% on the fifth anniversary of the grant date.
Howard Yu	$500,000	11,365	45,460
Hans Geiselhöringer	$200,000	4,550	18,190
Patrik Eriksson	$350,000	7,955	31,820
Curt Bludworth	$70,000	1,595	6,370
1) These are the values assigned to the award for compensation purposes. The values placed on the option portion of the award in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2019” table differ from the values shown above in line with the requirements of ASC Topic 718.
2) The exercise price for the options was $22, the initial public offering price.

Other Compensation

Perquisites
During 2019, Mr. Aghdaei benefited from a tax equalization agreement in relation to a prior assignment which was intended to ensure that he pays no more and no less tax than he would have paid had he remained in the United States. Benefits under this agreement consist of German income taxes paid by Envista on Mr. Aghdaei’s behalf, offset by the tax refund resulting from associated foreign tax credits which is repaid to the Company. In 2019, Mr. Aghdaei and Mr. Bludworth benefited from non-recurring temporary housing payments and related tax reimbursements. Mr. Geiselhöringer is covered by executive agreements that provide additional compensation to cover housing, and also receives an additional allowance provided to all local leadership in Switzerland. Details on perquisites made available to our NEOs in 2019 are in the footnotes to the “Summary Compensation Table.”

Other Benefits
Our US-based executive officers, including the NEOs, participate in broad-based employee benefit plans, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs. These include subsidized health and dental insurance, AD&D and life insurance coverage, participation in the Envista Savings Plan as well as participation in employee-paid benefits such as vision insurance and flexible spending accounts. Additionally, US-based executive officers are eligible to defer a portion of their salary and bonus in our Deferred Compensation Plan which also covers other senior employees. Messrs. Aghdaei, Eriksson and Bludworth also participate in our Executive Deferred Incentive Program (“EDIP”), a plan which is closed to new entrants and received a contribution in Danaher notional shares in 2019 with respect to their participation in this plan, which was subsequently converted to Envista notional shares following the Separation. Mr. Yu is eligible to participate in our Excess Contribution Program beginning in 2020, which provides for excess matching and non-elective contributions in Envista notional shares. US-based executives also participate in the Senior Leader Severance Pay Plan. See “Executive Compensation Tables—Employee Benefit Plans” below for additional information on these benefits.

2020 Executive Compensation Developments

Compensation Adjustments
Our Compensation Committee approved an increase in Mr. Yu’s base salary from $500,000 to $525,000 and to his target bonus from 70% to 75%, effective January 1, 2020. The Compensation Committee based the increase on its desire to more closely align Mr. Yu’s cash compensation with compensation levels for CFOs of peer organizations and to reflect the scope of responsibilities in his role.

Base Salaries and Impact of COVID-19
As the COVID-19 pandemic evolved in 2020, the Company implemented a range of strategies to mitigate the effect of broad revenue declines, preserve cash and ensure our ongoing strength as a company.

As part of these initiatives, the Board, following a recommendation from management, implemented salary reductions for senior executives which became effective on April 13, 2020. These reductions included the following named executive officers:

NAMED EXECUTIVE OFFICER	PRIOR SALARY	ADJUSTED SALARY EFFECTIVE APRIL 13, 2020	PERCENTAGE REDUCTION
Amir Aghdaei	$1,100,000	$935,000	15%
Howard Yu	$525,000	$472,500	10%
Patrik Eriksson	$550,000	$495,000	10%
Curt Bludworth	$450,000	$405,000	10%

In addition, the Board also decided that each member of the Board would take a 15% reduction in his or her retainer, beginning with the quarterly installment for the second quarter of 2020.

2020 Annual Incentive Compensation
Our approach to 2020 incentive design emphasizes company-wide financial results and teamwork while also rewarding business financial results and progress against personal objectives and priorities. The diagram below illustrates the 2020 annual incentive award opportunities:
In establishing annual incentive award opportunities for 2020, our Compensation Committee adjusted the metrics and weights used in executive officer incentives to reflect the importance of core sales growth and new product introductions, as well as margin expansion through increased efficiencies in sourcing, manufacturing and support areas. Highlights of our approach to rewarding company-wide performance in the form of the Company Payout Percentage, which constitutes 75% of the annual incentive opportunity, are as follows:
Core sales growth, adjusted EPS and free cash flow are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP measures are considered by management, please see Appendix A.

Individual performance in the form of Strategic Priorities/Personal Payout constitutes 25% of the annual incentive opportunity and will take into account the executive’s execution against operational and personal goals for the year, overall leadership effectiveness, overall financial performance, and, for executives managing a business, operating performance for that business. Our Compensation Committee will maintain discretion in determining the individual performance incentive component for each executive officer. We believe that such discretion strengthens the effectiveness of our compensation programs and enables the Committee to incorporate risk mitigation and unanticipated developments in determining payouts.

2020 Long-Term Incentive Compensation
On February 25, 2020, our Compensation Committee granted equity awards to Messrs. Aghdaei, Yu, Eriksson and Bludworth consisting of 50% stock options and 50% time-based RSUs, vesting ratably over a five-year period. The mix and associated vesting periods were in line with the letter agreements entered into with our NEOs. The value of these awards was also in line with the targets set out in the letter agreements, except in the case of Mr. Yu who received an award valued at $1,000,000 versus $800,000. The Compensation Committee determined that the award better aligns Mr. Yu’s compensation with compensation levels of peer companies and more appropriately reflects his performance during 2019.

Compensation Peer Group Analysis

The Danaher compensation committee, with recommendations from FW Cook, adopted an Envista peer group to help inform its decision-making with respect to our executive compensation program and ensure that such program supports our recruitment and retention needs and is fair and efficient. The Danaher compensation committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with us in one or more lines of business and for executive talent, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. Our compensation peer group is comprised of the following companies:

Align Technology, Inc.	Hologic, Inc.	PerkinElmer, Inc.
The Cooper Companies, Inc.	ICU Medical, Inc.	ResMed Inc.
DENTSPLY SIRONA Inc.	Integer Holdings Corporation	STERIS plc
Edwards Lifesciences Corporation	Integra LifeSciences Holdings Corp.	Teleflex Incorporated
Henry Schein, Inc.	Mettler-Toledo International Inc.	Varian Medical Systems, Inc.
Hill-Rom Holdings, Inc.	Patterson Companies, Inc.	Zimmer Biomet Holdings, Inc.

Our Compensation Committee will review the peer group on a periodic basis and determine whether any changes are appropriate based on its view of the competitive environment in which we operate. Our Compensation Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of our executive officers. While our Compensation Committee considers the data from the peer group helpful in assessing our competitive position, our Compensation Committee refers to other resources, including published compensation data from other surveys and from public compensation data for competitors to one or more of our operating companies. In addition to compensation data, the Compensation Committee considers pay for performance and long-term value creation objectives in determining the compensation for our executive officers that best aligns management’s interest with those of our stockholders.

Stock Ownership Policies

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each of our executive officers to obtain a substantial equity stake in our common stock within five years of their appointment to an executive position. The multiples of base salary required by the guidelines are as follows:

EXECUTIVE LEVEL	STOCK OWNERSHIP GUIDELINES (AS A MULTIPLE OF SALARY)
Chief Executive Officer	5x base salary
Executive Vice President	3x base salary
Senior Vice President	2x base salary

Once an executive has acquired a number of shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our common stock in the DCP, EDIP or Excess Contribution Program (the “ECP”), shares held in a 401(k) plan, and unvested RSUs, but does not include shares subject to unexercised stock options. Each of our NEOs was in compliance with the stock ownership requirements as of December 31, 2019, having acquired the required number of shares or having more time to do so.

Pledging Policy. Our Board has adopted a policy that prohibits any of our executive officers, including our NEOs, and our directors from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls.

Hedging Policy. We maintain a policy that prohibits any of our employees and directors from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, our Compensation Committee has adopted a recoupment (or clawback) policy applicable to our executive officers who are subject to the reporting requirements of Section 16 under the Exchange Act (the “covered persons”), including our NEOs. Under the policy, in the event of a material restatement of our consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), the Board may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available to us, require reimbursement or payment to us of the portion of any annual incentive compensation payment awarded to any covered person within the three-year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement). In addition, the stock plans in which our executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of our 2019 Omnibus Incentive Plan (the “2019 Plan”), if an employee is terminated for gross misconduct, the administrator may cause the participant’s unexercised or unvested equity awards to be partially or completely forfeited. In addition, under the terms of our EDIP, if termination of an employee’s participation in the plan resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by us.

Tax Deductibility of Executive Compensation

Our Compensation Committee will periodically review the tax impact of executive compensation on the Company as well as on our executive officers in addition to taking into account other considerations such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, we expect that some of the compensation provided to our executive officers will not be deductible under Section 162(m).

Risk Considerations and Review of Executive Compensation Practices

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. Our management coordinates the risk assessment and oversight of the Company’s incentive compensation plans with a cross functional team and presents its conclusions to the Compensation Committee. Upon review and discussion, the Compensation Committee agreed that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

In reaching this conclusion, our Compensation Committee considered in particular the following attributes and risk-mitigation features of our executive compensation program:

ATTRIBUTE	RISK-MITIGATING EFFECT
Incentive compensation programs feature multiple, complementary performance measures aligned with business strategy
Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics and/or to play accounting games. The presence of strategic metrics in the annual incentive plan ensures that the Compensation Committee retains discretion and the focus is not exclusively financial.

Long-term incentives balance options and full-value awards, and incorporate long vesting periods
Upside from options is balanced by the presence of downside risk inherent in full value awards such as RSUs. Long vesting periods ensure that executives will not benefit excessively from short-run spikes in the stock price.

Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	Ensures executives remain exposed to risks faced by the Company’s owners under all circumstances. Helps support a culture of “no excuses.”
Stock ownership requirements for all executive officers
Ensures executives build up their exposure to risks faced by the Company’s owners over time. The Compensation Committee reviews requirements and compliance on an annual basis and may incorporate these in setting compensation opportunity and granting stock awards.

No hedging of Envista securities permitted	Prevents executives from reducing risks by entering into financial contracts which offset their risk and/or exposure to the Company.
Independent compensation consultant that performs no other services for the Company	Ensures the Compensation Committee and the Board receive broad market information about market practices and trends. Helps ensure advice will not be influenced by conflicts of interest.
Executive Officer payouts are approved by the Compensation Committee
Incentive calculations are reviewed and approved by the Compensation Committee. The Compensation Committee also reviews and approves objectives and performance and ensures that they are set at challenging yet achievable levels to avoid incentives to hit the ball out of the park.

Our Compensation Committee will periodically review the compensation programs and design and may make certain changes to align them with our compensation philosophy and view of our business needs and strategic priorities, taking into account risk and risk mitigation considerations.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, as required by Item 402(b) of Regulation S-K, and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee of the Board of Directors
Wendy Carruthers (Chair)
Christine Tsingos
Daniel A. Raskas

Executive Compensation Tables

Summary Compensation Table

The Summary Compensation Table and notes show all compensation paid to or earned by each of our NEOs for 2019, 2018, and, for Mr. Aghdaei, 2017 under Danaher’s compensation programs and plans prior to the Separation and under our compensation programs and plans on and after the Separation.

NAME AND PRINCIPAL POSITION (1)	YEAR	SALARY ($)(2)	BONUS ($)(3)	STOCK AWARDS ($)(4)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	ALL OTHER COMPENSATION ($)(6)		TOTAL ($)

Amir Aghdaei, President & CEO	2019	$784,518	$—	$2,262,245	$3,278,368	$503,140	$549,637	(7)	$7,377,908
	2018	$608,615	$—	$3,246,926	$2,160,419	$403,004	$205,729		$6,624,693
	2017	$573,481	$—	$778,441	$459,545	$410,550	$1,288,281		$3,510,298
Howard Yu, Senior Vice President and CFO	2019	$407,129	$85,000	$657,832	$690,462	$146,378	$16,800		$2,003,601
	2018	$330,552	$—	$217,302	$154,829	$159,558	$1,059,498		$1,921,739
Hans Geiselhöringer, Senior Vice President	2019	$785,449	$—	$609,558	$684,853	$148,622	$145,721	(8)	$2,374,203
	2018	$772,388	$—	$498,678	$341,976	$379,231	$145,230		$2,137,503
Patrik Eriksson, Senior Vice President	2019	$486,677	$—	$684,468	$714,090	$384,993	$61,117		$2,331,345
	2018	$444,206	$—	$448,810	$307,690	$171,423	$80,872		$1,453,001
Curt Bludworth, Senior Vice President & CHRO	2019	$450,000	$100,000	$585,322	$561,595	$171,720	$163,937	(9)	$2,032,574
	2018	$424,728	$270,267	$398,942	$273,625	$—	$86,262		$1,453,824

(1)
All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Mr. Aghdaei in 2017 were denominated in euros and amounts paid to Mr. Yu in 2018 and to Mr. Geiselhöringer in 2018 and 2019 were denominated in Swiss francs. The exchange rate used for the purpose of the Summary Compensation Table, and in supporting tables that follow was (i) 1.1999, the euro to U.S. dollar Conversion Rate as of December 31, 2017, (ii) 1.0163, the Swiss franc to U.S. dollar Conversion Rate as of December 31, 2018 and (iii) 1.0335, the Swiss franc to U.S. dollar Conversion Rate as of December 31, 2019.

(2)
Includes the following amounts deferred into the Executive Deferred Incentive Program and Deferred Compensation Plan. See “Employee Benefit Plans—Supplemental Retirement Program” for a description of our deferred compensation arrangements and the transfer from the Danaher plans to their Envista equivalents:

		AMOUNT OF SALARY DEFERRED INTO PLAN			AMOUNT OF NON-EQUITY INCENTIVE COMPENSATION DEFERRED INTO PLAN
NAME	PLAN	2019	2018	2017	2019	2018	2017

Amir Aghdaei	EDIP	$—	$243,446	$200,718	$342,553	$348,968	$350,485
	DCP	$309,602	$—	$—	$—	$—	$—
Patrik Eriksson	EDIP	$—	$—	$—	$128,567	$—	$249,453
	DCP	$—	$—	$—	$—	$—	$—
Curt Bludworth	EDIP	$—	$42,473	$—	$—	$—	$—
	DCP	$30,894	$—	$—	$—	$—	$—

(3)	Messrs. Yu’s and Bludworth’s 2019 bonuses are discussed in “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation—Annual Incentive Awards—Additional 2019 Cash Bonus.”

(4)
These amounts represent the aggregate grant date fair value of all equity awards made in the applicable year by Danaher prior to the Separation and by us on or after the Separation, computed in accordance with ASC Topic 718. As such, they do not correspond to the actual economic value that may be received by our named executive officers from these awards. The “Stock Awards” column equals the aggregate grant date fair value of all RSUs granted during the relevant year, calculated as the number of RSUs multiplied by the closing price of the common stock on the date of grant. With respect to stock option grants shown in the “Options Awards” column, the grant date fair value has been calculated using the Black-Scholes option pricing model. The “Option Awards” value for 2019 equals the aggregate grant date fair value of all Stock Options granted during 2019 as well as the aggregate incremental change resulting from the remeasurement of converted Danaher options as of December 18, 2019. The conversion of Danaher equity-based awards in connection with the Split-Off is described under “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation—Long-Term Incentive Compensation—Treatment of Equity-Based Compensation Awards Upon the Split-Off.” Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 14 to the Consolidated and Combined Financial Statements for the fiscal year 2019.

(5)
The amount of the non-equity incentive plan compensation earned by Mr. Eriksson also includes $175,000 earned under the Innovation Plan. For additional information on the Innovation Plan, please see “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation—Annual Incentive Awards—2017-2019 Innovation Bonus.”

(6)
The following table sets out the 401(k) and EDIP contributions made to our NEOs’ accounts for 2019, which are included in “All Other Compensation.” EDIP contributions are in Company stock and are converted to notional phantom shares by dividing the relevant closing price of the Company’s stock:

NAME	COMPANY 401(K) CONTRIBUTIONS ($)	COMPANY EDIP CONTRIBUTIONS ($)

Amir Aghdaei	$19,732	$86,112
Howard Yu	$16,800	$—
Patrik Eriksson	$19,732	$41,385
Curt Bludworth	$16,926	$43,200

(7)
Includes $175,356 relating to temporary housing costs (including tax reimbursements) and $268,438 relating to tax equalization. The latter reflects $1,923,519 in German income tax payments made on Mr. Aghdaei’s behalf less $1,655,081 in estimated tax repayments owed to the Company resulting from associated foreign tax credits.  The amount of the offset is an estimate based on currently available information and is subject to change based on the final U.S. tax return filed by the executive.

(8)	Includes $124,018 relating to a contractual housing allowance and $21,703 relating to an executive allowance paid to all of the Company’s Switzerland-based executives.

(9)	Includes $103,811 relating to temporary housing costs (including tax reimbursements).

Grants of Plan-Based Awards for Fiscal 2019

The following table sets forth certain information regarding grants of plan-based awards to our NEOs in 2019 under Danaher’s compensation programs and plans prior to the Separation and under our compensation programs and plans following the Separation. The award types, share numbers and exercise prices of the 2019 pre-Separation grants have been updated to reflect the effect of the Split-Off. See “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation—Long-Term Incentive Compensation—Treatment of Equity-Based Compensation Awards Upon the Split-Off” for a discussion of the effect of the Split-Off on outstanding awards.

The table includes the incremental change in fair value resulting from the remeasurement of converted Danaher options, including options granted prior to September 2019 that were outstanding as of December 18, 2019. This is in line with the inclusion of these values in the Summary Compensation Table and with ASC Topic 718. All outstanding awards, including converted awards, are incorporated in the Outstanding Equity Awards at 2019 Fiscal Year-End table.

NAME	TYPE OF AWARD		GRANT DATE	COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
					THRESHOLD ($) (3)	TARGET ($) (3)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Amir Aghdaei	Annual cash incentive compensation		2/19/2020	2/19/2020	$537,949	$791,101	—	—	—	—	—	—	—
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	238,936	$19.02	$207,456
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	112,790	$19.04	$88,751
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	161,151	$19.04	$126,805
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	155,778	$16.51	$85,201
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	200,904	$15.27	$95,164
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	101,636	$12.65	$31,576
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	36,701	$12.62	$5,942
	Stock options		9/17/2019	9/17/2019	—	—	—	—	—	—	281,820	$22.00	$1,890,449
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	107,260	$21.76	$747,026
	Restricted stock units		9/17/2019	9/17/2019	—	—	—	—	70,455	—	—	—	$1,550,010
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	33,259	—	—	—	$712,235

NAME	TYPE OF AWARD		GRANT DATE	COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
					THRESHOLD ($) (3)	TARGET ($) (3)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Howard Yu	Annual cash incentive compensation		2/19/2020	2/19/2020	$156,504	$230,153	—	—	—	—	—	—	—
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	19,772	$19.49	$18,189
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	14,920	$19.04	$11,740
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	16,694	$16.51	$9,131
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	7,345	$12.65	$2,282
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	6,510	$13.57	$1,812
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	3,563	$12.62	$577
	Stock options		9/17/2019	9/17/2019	—	—	—	—	—	—	45,460	$22.00	$304,946
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	23,006	$21.76	$128,169
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	38,344	$21.76	$213,618
	Restricted stock units		9/17/2019	9/17/2019	—	—	—	—	11,365	—	—	—	$250,030
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	7,148	—	—	—	$153,073
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	11,895	—	—	—	$254,729
Hans Geiselhöringer	Annual cash incentive compensation		2/19/2020	2/19/2020	$316,012	$464,724	—	—	—	—	—	—	—
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	40,327	$19.04	$31,732
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	40,327	$19.04	$31,732
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	55,664	$16.51	$30,445
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	15,077	$15.27	$7,142
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	48,835	$12.65	$15,172
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	30,487	$12.65	$9,472
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	18,348	$12.62	$2,970
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	42,836	$12.62	$6,935
	Stock options		9/17/2019	9/17/2019	—	—	—	—	—	—	18,190	$22.00	$122,019
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	38,344	$21.76	$213,618
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	38,344	$21.76	$213,618
	Restricted stock units		9/17/2019	9/17/2019	—	—	—	—	4,550	—	—	—	$100,100
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	11,895	—	—	—	$254,729
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	11,895	—	—	—	$254,729
Patrik Eriksson	Annual cash incentive compensation		2/19/2020	2/19/2020	$197,006	$289,715	—	—	—	—	—	—	—
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	32,240	$19.04	$25,369
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	40,327	$19.04	$31,732
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	20,033	$16.51	$10,957
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	14,654	$12.65	$4,553
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	4,914	$12.62	$796
	Stock options		9/17/2019	9/17/2019	—	—	—	—	—	—	31,820	$22.00	$213,449
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	38,344	$21.76	$213,618
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	38,344	$21.76	$213,618
	Restricted stock units		9/17/2019	9/17/2019	—	—	—	—	7,955	—	—	—	$175,010
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	11,895	—	—	—	$254,729
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	11,895	—	—	—	$254,729

NAME	TYPE OF AWARD		GRANT DATE	COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
					THRESHOLD ($) (3)	TARGET ($) (3)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Curt Bludworth	Annual cash incentive compensation		2/19/2020	2/19/2020	$183,600	$270,000	—	—	—	—	—	—	—
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	19,365	$19.04	$15,238
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	32,261	$19.04	$25,385
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	20,033	$16.51	$10,957
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	14,654	$12.65	$4,553
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	6,740	$12.62	$1,091
	Stock options	(4)	12/18/2019	9/17/2019	—	—	—	—	—	—	2,467	$12.62	$399
	Stock options		9/17/2019	9/17/2019	—	—	—	—	—	—	6,370	$22.00	$42,730
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	44,448	$21.76	$247,624
	Stock options		2/24/2019	2/19/2019	—	—	—	—	—	—	38,344	$21.76	$213,618
	Restricted stock units		9/17/2019	9/17/2019	—	—	—	—	1,595	—	—	—	$35,090
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	13,799	—	—	—	$295,503
	Restricted stock units		2/24/2019	2/19/2019	—	—	—	—	11,895	—	—	—	$254,729

(1)	These columns relate to 2019 cash award opportunities under the Company’s annual incentive program.

(2)	These columns relate to awards granted under, or converted into awards under, the 2019 Plan.

(3)	No amount will be paid out with respect to any annual bonus opportunity if performance is below threshold.

(4)
These option grants do not constitute new awards made in 2019. Rather, they represent the aggregate incremental change in value resulting from the remeasurement of Danaher option awards made prior to 2019 as a result of the conversion that was completed on December 18, 2019. The conversion of Danaher equity-based awards in connection with the Split-Off is described under “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation—Long-Term Incentive Compensation—Treatment of Equity-Based Compensation Awards Upon the Split-Off.”

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2019.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)
AMIR AGHDAEI	9/17/2019	—	281,820	(2)	$22.00	9/17/2029	—		—
	2/24/2019	—	107,260	(3)	$21.76	2/24/2029	—		—
	2/24/2018	—	112,790	(3)	$19.04	2/24/2028	—		—
	2/24/2018	—	161,151	(3)	$19.04	2/24/2028	—		—
	7/15/2018	—	238,936	(3)	$19.02	7/15/2028	—		—
	2/24/2017	—	155,778	(3)	$16.51	2/24/2027	—		—
	11/15/2016	66,964	133,940	(3)	$15.27	11/15/2026	—		—
	2/24/2016	—	101,636	(3)	$12.65	2/24/2026	—		—
	2/24/2015	—	36,701	(3)	$12.62	2/24/2025	—		—
	9/17/2019	—	—		—	—	70,455	(4)	$2,088,286
	2/24/2019	—	—		—	—	33,259	(5)	$985,797
	7/15/2018	—	—		—	—	78,855	(5)	$2,337,262
	2/24/2018	—	—		—	—	18,625	(5)	$552,045
	2/24/2018	—	—		—	—	53,187	(5)	$1,576,463
	2/24/2018	—	—		—	—	37,250	(6)	$1,104,090
	2/24/2017	—	—		—	—	21,807	(5)	$646,359
	2/24/2017	—	—		—	—	43,614	(6)	$1,292,719
	11/15/2016	—	—		—	—	44,209	(5)	$1,310,355
	2/24/2016	—	—		—	—	33,556	(5)	$994,600
	7/15/2015	—	—		—	—	17,347	(5)	$514,165
	2/24/2015	—	—		—	—	12,119	(5)	$359,207

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)
HOWARD YU	9/17/2019	—	45,460	(2)	$22.00	9/17/2029	—		—
	2/24/2019	—	23,006	(7)	$21.76	2/24/2029	—		—
	2/24/2019	—	38,344	(7)	$21.76	2/24/2029	—		—
	11/15/2018	3,954	15,818	(7)	$19.49	11/15/2028	—		—
	2/24/2018	2,984	11,936	(7)	$19.04	2/24/2028	—		—
	2/24/2017	6,677	10,017	(7)	$16.51	2/24/2027	—		—
	11/15/2015	3,255	3,255	(7)	$13.57	11/15/2025	—		—
	2/24/2016	—	7,345	(7)	$12.65	2/24/2026	—		—
	2/24/2015	—	3,563	(7)	$12.62	2/24/2025	—		—
	9/17/2019	—	—		—	—	11,365	(4)	$336,859
	2/24/2019	—	—		—	—	7,148	(8)	$211,867
	2/24/2019	—	—		—	—	11,895	(8)	$352,568
	11/15/2018	—	—		—	—	5,217	(8)	$154,632
	2/24/2018	—	—		—	—	3,945	(8)	$116,930
	2/24/2017	—	—		—	—	2,818	(8)	$83,526
	2/24/2016	—	—		—	—	2,411	(8)	$71,462
	11/15/2015	—	—		—	—	1,065	(8)	$31,567
	2/24/2015	—	—		—	—	1,169	(8)	$34,649
HANS GEISELHÖRINGER	9/17/2019	—	18,190	(2)	$22.00	9/17/2029	—		—
	2/24/2019	—	38,344	(7)	$21.76	2/24/2029	—		—
	2/24/2019	—	38,344	(7)	$21.76	2/24/2029	—		—
	2/24/2018	8,065	32,262	(7)	$19.04	2/24/2028	—		—
	2/24/2018	8,065	32,262	(7)	$19.04	2/24/2028	—		—
	2/24/2017	22,265	33,399	(7)	$16.51	2/24/2027	—		—
	11/15/2016	5,023	10,054	(3)	$15.27	11/15/2026	—		—
	2/24/2016	29,298	19,537	(7)	$12.65	2/24/2026	—		—
	2/24/2016	18,280	12,207	(7)	$12.65	2/24/2026	—		—
	2/24/2015	18,348	—	(9)	$12.62	2/24/2025	—		—
	2/24/2015	34,264	8,572	(7)	$12.62	2/24/2025	—		—
	9/17/2019	—	—		—	—	4,550	(4)	$134,862
	2/24/2019	—	—		—	—	11,895	(8)	$352,568
	2/24/2019	—	—		—	—	11,895	(8)	$352,568
	2/24/2018	—	—		—	—	10,643	(8)	$315,459
	2/24/2018	—	—		—	—	10,643	(8)	$315,459
	2/24/2017	—	—		—	—	9,360	(8)	$277,430
	11/15/2016	—	—		—	—	3,324	(5)	$98,523
	2/24/2016	—	—		—	—	6,438	(8)	$190,822
	2/24/2016	—	—		—	—	4,018	(8)	$119,094
	2/24/2015	—	—		—	—	2,812	(8)	$83,348

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)
PATRIK J. ERIKSSON	9/17/2019	—	31,820	(2)	$22.00	9/17/2029	—		—
	2/24/2019	—	38,344	(7)	$21.76	2/24/2029	—		—
	2/24/2019	—	38,344	(7)	$21.76	2/24/2029	—		—
	2/24/2018	6,448	25,792	(7)	$19.04	2/24/2028	—		—
	2/24/2018	8,065	32,262	(7)	$19.04	2/24/2028	—		—
	2/24/2017	—	20,033	(7)	$16.51	2/24/2027	—		—
	2/24/2016	—	14,654	(7)	$12.65	2/24/2026	—		—
	2/24/2015	—	4,914	(7)	$12.62	2/24/2025	—		—
	9/17/2019	—	—		—	—	7,955	(4)	$235,786
	2/24/2019	—	—		—	—	11,895	(8)	$352,568
	2/24/2019	—	—		—	—	11,895	(8)	$352,568
	2/24/2018	—	—		—	—	8,515	(8)	$252,385
	2/24/2018	—	—		—	—	10,643	(8)	$315,459
	2/24/2017	—	—		—	—	5,619	(8)	$166,547
	2/24/2016	—	—		—	—	4,831	(8)	$143,191
	2/24/2015	—	—		—	—	1,618	(8)	$47,958
CURT BLUDWORTH	9/17/2019	—	6,370	(2)	$22.00	9/17/2029	—		—
	2/24/2019	—	44,448	(7)	$21.76	2/24/2029	—		—
	2/24/2019	—	38,344	(7)	$21.76	2/24/2029	—		—
	2/24/2018	—	19,365	(7)	$19.04	2/24/2028	—		—
	2/24/2018	—	32,261	(7)	$19.04	2/24/2028	—		—
	2/24/2017	—	20,033	(7)	$16.51	2/24/2027	—		—
	2/24/2016	—	14,654	(7)	$12.65	2/24/2026	—		—
	2/24/2015	—	6,740	(7)	$12.62	2/24/2025	—		—
	2/24/2015	—	2,467	(7)	$12.62	2/24/2025	—		—
	9/17/2019	—	—		—	—	1,595	(4)	$47,276
	2/24/2019	—	—		—	—	13,799	(8)	$409,002
	2/24/2019	—	—		—	—	11,895	(8)	$352,568
	2/24/2018	—	—		—	—	6,386	(8)	$189,281
	2/24/2018	—	—		—	—	10,643	(8)	$315,459
	2/24/2017	—	—		—	—	5,619	(8)	$166,547
	2/24/2016	—	—		—	—	4,831	(8)	$143,191
	2/24/2015	—	—		—	—	2,218	(8)	$65,742
	2/24/2015	—	—		—	—	799	(8)	$23,682

(1)
Market value is calculated based on the closing price of our common stock on December 31, 2019, the last trading day of the year, as reported on the NYSE ($29.64 per share), times the number of unvested shares.

(2)	50% of the options granted become exercisable on each of the fourth and fifth anniversaries of the grant date.

(3)	One-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(4)	50% of the RSUs granted vests on each of the fourth and fifth anniversaries of the grant date.

(5)	One-third of the RSUs granted vests on each of the third, fourth and fifth anniversaries of the grant date.

(6)
These RSUs resulted from the conversion of PSUs upon the Separation. Under the terms of the award, these RSUs are not subject to the risk of forfeiture but are subject to an additional two-year holding period. Shares are delivered following the fifth anniversary of the commencement of the performance period.

(7)	20% of the options granted become exercisable on each of the first five anniversaries of the grant date.

(8)	20% of the RSUs granted vests on each of the first five anniversaries of the grant date.

(9)	50% of the options granted become exercisable on each of the second and third anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2019

The following table summarizes stock option exercises and the vesting of RSU awards with respect to our NEOs in 2019.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Amir Aghdaei	47,521	$2,894,577	17,093	$2,174,784
Howard Yu	15,210	$1,084,717	1,520	$192,524
Hans Geiselhöringer	—	$—	3,484	$404,749
Patrik Eriksson	35,977	$2,982,122	2,489	$282,452
Curt Bludworth	14,841	$732,506	2,662	$302,084

(1)	Calculated by multiplying the number of corresponding shares acquired by the difference between the exercise price and the market price of the underlying common stock at the time of exercise.

(2)
Calculated by multiplying the number of corresponding shares acquired by the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2019 Nonqualified Deferred Compensation

The table below sets forth for each NEO information regarding participation in the EDIP and DCP. There were no withdrawals by or distributions to any of the NEOs from either the EDIP or the DCP in 2019 other than the transfer of balances from the Danaher EDIP and DCP to their Envista counterparts in connection with the Separation.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)(3)	AGGREGATE BALANCE AT LAST FYE ($)(4)

Amir Aghdaei	EDIP	$342,553	$86,112	$1,124,535	$5,458,259
	DCP	$309,602	$—	$23,104	$332,706
Patrik Eriksson	EDIP	$128,567	$41,385	$524,367	$2,007,996
	DCP	$—	$—	$—	$—
Curt Bludworth	EDIP	$—	$43,200	$275,493	$866,325
	DCP	$30,894	$—	$4,130	$35,024

(1)	Contributions to EDIP relate to deferrals from the 2018 annual incentive compensation in February 2019 and contributions to the DCP relate to deferrals from the executive’s 2019 salary.

(2)	The amounts set forth in this column are included as 2019 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)
Earnings represent returns on investments on fund alternatives which parallel those available to all employees under the 401(k) plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the Summary Compensation Table.

(4)
These balances constitute the accumulation of employee deferrals, Company contributions and investment returns during the participation of these executives in these plans, which included service with both Danaher and Envista. To the extent the executive is named, Company contributions are included in the “All Other Compensation” column in the Summary Compensation Table in the year in which they were made. Inclusive of the 2019 EDIP contributions, the following Company contributions are reported in the Summary Compensation Table: Mr. Aghdaei, $202,833; Mr. Eriksson, $82,770; and Mr. Bludworth, $77,543.

Potential Payments Upon Termination or Change-of-Control as of 2019 Fiscal Year-End

The following table describes the payments and benefits that each NEO would have been entitled to receive upon termination of employment by our Company as of December 31, 2019. The amounts set forth below assume that the triggering event occurred on December 31, 2019. The Company did not provide for any potential payments following a change-in-control as of December 31, 2019. See “Employee Benefit Plans” for a description of the Senior Leader Severance Payment Plan providing for certain severance payments upon specified terminations without cause and upon and in connection with a sale or divestiture of us, or any of our divisions, business units, plants or office locations. Where benefits are based on the market value of our common stock, we have used the closing price of our Common Stock as reported on the NYSE on December 31, 2019, the last trading day of the year ($29.64 per share). In addition to the amounts set forth below, upon any termination of employment, each executive would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as life insurance proceeds (for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the EDIP (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2019 Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). The values reflected in the table below relating to the acceleration of stock options and RSUs reflect the intrinsic value (that is, the value based on the price of our Common Stock, and in the case of stock options minus the exercise price) of the options and RSUs that would have vested had the specified event occurred as of December 31, 2019.

		TERMINATION EVENT (1)
NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION WITHOUT CAUSE	RETIREMENT (2)	DEATH (3)

Amir Aghdaei	Acceleration of unvested stock options(2)	$—	$7,714,482	$14,761,118
	Accelerated RSUs(2)	$—	$7,454,134	$8,542,485
	Benefits continuation(4)	$19,024	$—	$—
	Senior Leader Severance Pay Plan(4)	$1,100,000	$—	$—
	Total:	$1,119,024	$15,168,616	$23,303,603
Howard Yu	Acceleration of unvested stock options	$—	$—	$1,487,092
	Accelerated RSUs	$—	$—	$704,009
	Benefits continuation(4)	$17,462	$—	$—
	Senior Leader Severance Pay Plan(4)	$500,000	$—	$—
	Total:	$517,462	$—	$2,191,101
Hans Geiselhöringer	Acceleration of unvested stock options	$—	$—	$2,695,458
	Accelerated RSUs	$—	$—	$1,425,684
	Payments under Employment Agreement(4)	$934,070	$—	$—
	Total:	$934,070	$—	$4,121,142
Patrik Eriksson	Acceleration of unvested stock options	$—	$—	$2,058,420
	Accelerated RSUs	$—	$—	$1,046,914
	Benefits continuation(4)	$17,462	$—	$—
	Senior Leader Severance Pay Plan(4)	$550,000	$—	$—
	Accelerated unvested EDIP balance(5)	$—	$—	$407,536
	Total:	$567,462	$—	$3,512,870
Curt Bludworth	Acceleration of unvested stock options	$—	$—	$1,917,011
	Accelerated RSUs	$—	$—	$1,031,205
	Benefits continuation(4)	$6,338	$—	$—
	Senior Leader Severance Pay Plan(4)	$412,500	$—	$—
	Accelerated unvested EDIP balance(5)	$—	$—	$359,941
	Total:	$418,838	$—	$3,308,157

(1) The tabular disclosure assumes that upon a change-of-control, the Board does not accelerate the vesting of any unvested RSUs or stock options. If a change-of-control had occurred as of December 31, 2019 and the Board had allowed such acceleration, the relevant intrinsic value of the stock options and RSUs is the value in the right hand column of this table. No tax reimbursement or gross-up payments would have been triggered by such accelerations.
(2) If Mr. Aghdaei had retired as of December 31, 2019, he would have qualified for “early retirement” treatment under the terms of the 2019 Plan, which provides for continued vesting of a pro rata portion of unvested stock options and RSUs upon early retirement.
(3) The terms of the 2019 Plan provide for accelerated vesting of all unvested stock options and a pro rata portion of unvested RSUs upon death.
(4) Please see “Employment Agreements” and “Employee Benefit Plans” for a description of the cash payments each officer would be entitled to if we terminate the officer’s employment without cause, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed our standard release in connection with any termination without cause.
(5) Under the terms of the EDIP, upon a participant’s death, the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

Employment Agreements

Proprietary Interest Agreements

We have entered into an agreement with each of our NEOs under which they are subject to certain covenants designed to protect our proprietary interests (the “Proprietary Interest Agreements”).

During and for specified periods after the officer’s employment with us, subject to certain customary exceptions, our NEOs are generally prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; or using trade secrets to (i) hire or solicit any of our current or recent employees, or otherwise assist or encourage any of our employees to leave employment with us, or (ii) interfere or attempt to interfere with our relationships with any of our customers or vendors. In addition, subject to certain customary exceptions, the Proprietary Interest Agreements with Messrs. Aghdaei, Geiselhöringer and Bludworth provide that the officers will not compete with us, develop competing products or services or sell to or solicit purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise for a period of twelve months following termination of employment, and will not hire or solicit any of our employees or independent contractors for a period of twenty-four months following termination of employment.

As consideration for continued compliance with his non-competition and non-solicitation obligations following termination of employment, Mr. Geiselhöringer will be entitled to receive an amount equal to twelve months’ continued payment of base salary.
Our NEOs also agreed that, with limited exceptions, all intellectual property that the officer develops in connection with his employment with us belongs to us, and assigns us all rights the officer may have in any such intellectual property.

Letter Agreements

Letter Agreement with Mr. Aghdaei
DH Dental Employment Services LLC (“DH Dental”), a subsidiary of Danaher that became part of Envista in connection with the completion of the IPO, entered into a letter agreement with Mr. Aghdaei on July 29, 2019, which became effective as of the completion of the IPO. Pursuant to the letter agreement, Mr. Aghdaei’s employment as our Chief Executive Officer is on an at-will basis and he is entitled to:

•	an annual base salary of $1,100,000 (subject to periodic review);

•	an annual incentive target bonus of 125% of his annual base salary (subject to periodic review);

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $3,100,000 as of the IPO (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date);

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $4,500,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Yu
DH Dental entered into a letter agreement with Mr. Yu on July 29, 2019, which became effective as of the completion of the IPO. Pursuant to the letter agreement, Mr. Yu’s employment as our Senior Vice President, Chief Financial Officer will be on an at-will basis and he will be entitled to:

•	an annual base salary of $500,000 (subject to periodic review);

•	an annual incentive target bonus of 70% of his annual base salary (subject to periodic review);

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $500,000 as of the IPO, (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date);

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $800,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Eriksson
DH Dental entered into a letter agreement with Mr. Eriksson on July 29, 2019, which became effective as of the completion of the IPO. Pursuant to the letter agreement, Mr. Eriksson’s employment as our Senior Vice President and President of Kavo Kerr is on an at-will basis and he is entitled to:

•	an annual base salary of $550,000 (subject to periodic review);

•	an annual incentive target bonus of 70% of his annual base salary (subject to periodic review);

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $350,000 as of the IPO, (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date);

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $850,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Bludworth
DH Dental entered into a letter agreement with Mr. Bludworth on July 29, 2019, which became effective as of the completion of the IPO. Pursuant to the letter agreement, Mr. Bludworth’s employment as our Senior Vice President and Chief Human Resources Officer is on an at-will basis and he is entitled to:

•	an annual base salary of $450,000 (subject to periodic review);

•	an annual incentive target bonus of 60% of his annual base salary (subject to periodic review);

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $70,000 as of the IPO, (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date);

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $650,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant; and

•	participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Geiselhöringer
We entered into a letter agreement with Mr. Geiselhöringer on July 29, 2019, which became effective as of the completion of the IPO. The letter agreement provides that Mr. Geiselhöringer is entitled to:

•
a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $200,000 as of the IPO, (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date); and

•
a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $700,000 as part of our annual equity award program for 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant.

Employment Agreement with Mr. Geiselhöringer
Nobel Biocare Services AG (“Nobel”), a subsidiary of Danaher that became part of Envista in connection with the IPO, entered into an employment agreement with Mr. Geiselhöringer on September 13, 2014, and as amended through the date of this proxy statement. The employment agreement generally provides for an annual base salary and short- and long-term incentives determined in accordance with, and subject to the terms and conditions of, our incentive compensation programs. Either Nobel or Mr. Geiselhöringer may terminate the employment agreement upon six months’ prior notice, provided that Nobel may provide Mr. Geiselhöringer with payment of six months’ base salary in lieu of the notice period. During and for twelve months following Mr. Geiselhöringer’s employment with Nobel, Mr. Geiselhöringer is prohibited from soliciting, inducing or attempting to induce any Nobel executive to leave Nobel or to engage in any business that competes with Nobel; hiring or assisting in the hire of any Nobel executive to work for any business that competes with Nobel; soliciting, inducing or attempting to induce any person or company that is a customer of Nobel to discontinue or modify its customer relationship with Nobel; or disparage, either in private or in public, Nobel or its customers, employees or other affiliates where such disparagement is harmful to Nobel’s business or reputation. As consideration for continued compliance with his non-competition and non-solicitation obligations following termination of employment, Mr. Geiselhöringer will be entitled to receive an amount equal to twelve months’ continued payment of base salary.

Amendment Agreement with Mr. Geiselhöringer
Nobel entered into an employment agreement amendment with Mr. Geiselhöringer on August 1, 2019, which became effective as of the completion of the IPO. Pursuant to the amendment agreement, Mr. Geiselhöringer is entitled to an annual incentive target bonus of 70% of his annual base salary (subject to periodic review). The amendment agreement relates to the terms of Mr. Geiselhöringer’s employment other than his equity compensation (which is separately addressed in the letter agreement described above).

Officers’ and Directors’ Indemnification and Insurance
Our Amended and Restated Certificate of Incorporation requires us to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as our director or officer, or by reason of serving at our request as a director or officer of any other entity, subject to certain exceptions. Our Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of our directors and executive officers has entered into an indemnification agreement with us that provides for substantially similar indemnification rights and under which we agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. We have obtained directors and officers liability insurance covering all of our directors and officers.

Employee Benefit Plans

Following is a description of the material terms of the equity compensation, cash incentive compensation, non-qualified deferred compensation and severance pay plans in which our NEOs are eligible to participate. Copies of these plans have been filed as exhibits to our filings with the SEC.

Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

Senior Leader Severance Pay Plan
In connection with the completion of the IPO, we adopted the Envista Holdings Corporation & Subsidiaries Severance Plan, Senior Leaders Severance Pay Component (the “Senior Leader Severance Pay Plan”). Each of our U.S.-based executives, including Messrs. Aghdaei, Yu, Eriksson and Bludworth, is entitled to certain benefits under the Senior Leader Severance Pay Plan to the extent that the covered employee is terminated without “cause.” Upon a termination of employment without “cause,” and except in certain circumstances as specified in the plan, subject to execution of our standard form of release, the covered employee will be entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under our specified welfare benefit plans for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.

Envista Holdings Corporation 2019 Omnibus Incentive Plan
On September 17, 2019, we adopted and Danaher, in its capacity as our sole stockholder prior to the completion of the IPO, approved the Envista Holdings Corporation 2019 Omnibus Incentive Plan (the “2019 Plan”). The 2019 Plan is a comprehensive incentive plan that permits us to grant both equity-based and non-equity based compensation awards to our employees, non-employee directors and consultants, as well as those of our eligible subsidiaries. The 2019 Plan became effective on September 17, 2019.

In connection with the closing of the IPO, we granted to our NEOs the one-time special equity awards described above under “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation—Long-Term Incentive Awards—Post-Separation Equity Awards.” Fifty percent (50%) of the one-time special equity awards to our NEOs will vest on each of the fourth and fifth anniversaries of the date of grant. We also granted to our independent directors the annual equity awards described above under “Director Compensation—Director Compensation Structure.”

Supplemental Retirement Program
In connection with the completion of the IPO, we adopted the Envista Holdings Executive Deferred Incentive Program (the “EDIP”), the Envista Holdings Corporation Excess Contribution Program (the “ECP”) and the Envista Holdings Corporation Deferred Compensation Plan (the “DCP”)(collectively, the “Supplemental Retirement Plans”). The Supplemental Retirement Plans became effective in accordance with their terms on December 18, 2019, which was the date of the completion of the Split-Off, and as of such time each of our NEOs who participated in the Danaher supplemental retirement programs transitioned, along with their account balances, to the respective Envista Supplemental Retirement Plans. We use the EDIP, ECP and DCP to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management associates of Envista and its subsidiaries. Only those associates who participated in the Danaher Executive Deferred Incentive Program immediately before the Split-Off are eligible to participate in our EDIP.

Company Contributions under the EDIP. At the beginning of each plan year, we credit to the account of each participant in the EDIP an amount equal to the product of:

•	the sum of the participant’s base salary and target bonus as of the end of the prior year; and

•
a percentage determined by the administrator that is based on the participant’s years of participation in the EDIP (including prior participation with Danaher), namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

All amounts that we contribute to a participant’s account are deemed invested on a notional basis in our common stock.
A participant vests in the amounts that we credit to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with us or our subsidiaries, the participant immediately vests 100% in each Company contribution.

•
If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by us, his or her vesting percentage equals 100%.

If termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the administrator may reduce the employee’s vested interest with respect to all Company contributions to as low as zero percent.
Messrs. Aghdaei, Eriksson and Bludworth participate in the EDIP.

Company Contributions under the ECP. Company Contributions under the ECP may be Matching Contributions, Non-Elective Contributions, or Discretionary Contributions (all as defined under the ECP).

1.
Matching Contributions. We will make a Matching Contribution to a participant’s ECP account as of February 1 immediately following the end of a calendar year, equal to: (a) 100% of the voluntary deferral contributions credited to a participant’s DCP account for the calendar year while such participant is employed as an associate, but not in excess of 3% of such participant’s matching compensation for such year; plus (b) 50% of the voluntary deferral contributions credited to a participant’s DCP account for the calendar year while such participant is employed as an associate, in excess of 3% but not in excess of 5% of such participant’s matching compensation for such year.

2.
Non-Elective Contributions. We will make a Non-Elective Contribution to a participant’s ECP account as of February 1 immediately following the end of a calendar year, equal to 4% of a participant’s non-elective compensation for such year.

3.
Discretionary Contributions. We may elect during any year to make Discretionary Contributions to a participant’s ECP account at such time and in such amount as may be determined by us in our sole discretion.

Company Contributions are denominated in fictitious shares of our common stock. Participants do not have any rights of equity ownership in Envista as a result of receipt of Company Contributions. Company Contributions under the ECP are vested in accordance with the following schedule:

1.
One-Year Vesting Threshold. A Company Contribution does not vest until the first anniversary of the date the Company Contribution is credited to a participant’s account (generally February 1 after the year it is earned). On and after such first anniversary, whether the Company Contribution is vested will depend on whether it is a Matching Contribution, Non-Elective Contribution, or Discretionary Contribution.

2.
Matching Contributions and Discretionary Contributions. Matching Contributions and Discretionary Contributions become fully vested on and after the first anniversary that the Matching Contribution or Discretionary Contribution (as applicable) is credited to a participant’s account.

3.
Non-Elective Contributions. A Non-Elective Contribution becomes fully vested on and after the first anniversary that the Non-Elective Contribution is credited to a participant’s account, but only if such participant has 3 Years of Service (as defined under the 401(k) Plan), which for this purpose will include Years of Service with Danaher.

Notwithstanding the foregoing, a participant will become fully vested in all Company Contributions credited to his or her account if such participant dies while employed by Envista.

If termination of an employee’s participation in the ECP resulted from the employee’s gross misconduct, the administrator may reduce the employee’s vested interest with respect to all Company contributions to as low as zero percent.

Voluntary Deferrals. DCP participants are permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are generally the same as the investment alternatives offered under our 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Envista common stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. Participants are at all times fully vested in amounts they voluntarily defer into their DCP accounts. Prior to January 1, 2019, participants in the Danaher EDIP were permitted to voluntarily defer into the program on similar terms as the DCP described above. Such amounts have been transferred over to our EDIP and all such voluntary deferrals are fully vested in such participants’ accounts.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance (including any amounts voluntarily deferred under the Danaher EDIP) until after his or her employment with us terminates. A participant generally may elect to receive a distribution of his or her DCP account balance following his or her termination of employment or on a specified future date prior to his or her termination of employment.

The following chart generally describes the timing and manner of distribution of EDIP and DCP account balances:

Name of Plan		Timing of beginning of distribution	Period of distribution	Form of distribution
EDIP	Not 100% vested in Company contributions	Six months following termination	Lump sum
Participant may elect to receive distribution in cash, shares of common stock or a combination thereof (but all balances subject to the common stock investment alternative must be distributed in shares of our common stock).

100% vested in Company contributions
Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (generally, a distribution due to termination of employment is payable after a six-month delay).
Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years.
DCP
Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the EDIP (a six-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules).
			Participant may elect lump sum or annual installments over a period of up to ten years.	All balances subject to the common stock investment alternative must be distributed in shares of common stock, and all other balances must be paid in cash.

Only the vested portion of a participant’s ECP account will be distributed. The distribution will be a lump sum and will be paid in shares of our common stock. Generally, such distribution will be paid on the first day of the month following a participant’s employment termination date, however certain “specified employees” under applicable tax rules may be subject to a six-month delay.

Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the EDIP, DCP or ECP.

General. Under the EDIP, DCP, and ECP, Company contributions and amounts voluntarily deferred are unfunded and unsecured obligations of Envista, receive no preferential standing and are subject to the same risks as any of our other general obligations.

Equity Compensation Plan Information

This table provides information as of December 31, 2019 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity and deferred compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A) (1)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B) (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C) (3)
Equity compensation plans approved by security holders (4)	10,333,027	$17.81	10,331,785
Equity compensation plans not approved by security holders	—	—	—
Total	10,333,027	$17.81	10,331,785

(1)
Consists of (i) 1,874,612 RSUs and 7,572,061 options relating to the conversion of Danaher equity awards pursuant to the terms of the Employee Matters Agreement, (ii) 260,270 RSUs and 426,650 options issued under the 2019 Plan following the IPO, (iii) 8,615 notional shares attributable to converted balances that had been outstanding under Danaher’s Deferred Compensation Plan prior to the Separation, and (iv) 190,819 notional shares attributable to converted balances that had been outstanding under Danaher’s Executive Deferred Incentive Plan. Under the terms of the Company's deferred compensation arrangements any portion of a participant’s account that relates to notional Envista shares must be distributed in shares of Common Stock and are incorporated in this column.

(2)
The RSUs that have been issued under the 2019 Plan do not require a payment by the recipient at the time of vesting. In addition, under our DCP/ECP and EDIP deferred compensation arrangements, participants receive their distribution in shares of Common Stock at no additional cost. As a result, the weighted-average exercise price in column (B) does not take these awards into account.

(3)
These shares are available for future issuance under the 2019 Plan, inclusive of our deferred compensation arrangements as of December 31, 2019. See “Employee Benefit Plans—Envista Holdings Corporation 2019 Omnibus Incentive Plan” for a description of the types of awards issuable under the 2019 Plan, and “Employee Benefit Plans—Supplemental Retirement Program” for a description of our deferred compensation arrangements.

(4)
These comprise the 2019 Plan as well as our deferred compensation plans (the DCP/ECP and the EDIP) which provide for employee and employer contributions into notional shares. The EDIP is frozen to new entrants but current participants continue to receive Company contributions under that plan.

Proposal 3. Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with our complexity and global footprint; motivate executives to perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term stockholder value.

Our executive compensation program is structured within a strong framework of corporate governance with a bias toward long-term equity awards which are subject to significant vesting and/or holding periods. Our executive compensation program rewards executive officers when they build long-term stockholder value, achieve annual business goals and maintain long-term careers with us.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to our named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding our executive officers.

The Board of Directors recommends that stockholders vote “FOR” the resolution set forth in Proposal 3.

Proposal 4. Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to indicate, on an advisory basis, how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years. Stockholders may instead abstain from casting a vote on this Proposal.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive officer compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive officer compensation. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct, timely input on our executive compensation program as disclosed in the proxy statement every year. An annual vote is therefore consistent with the Company’s efforts to engage our stockholders on executive compensation and corporate governance matters.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote, on an advisory basis, in response to the following non-binding resolution:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be considered to be the preferred frequency of the stockholders with which the Company is to hold future stockholder advisory votes on executive compensation.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive officer compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends that stockholders vote for future advisory votes relating to the company’s executive officer compensation to be held every “ONE YEAR”

Other Matters

Management is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

Website Disclosure

We may provide disclosure in the “Investors – Governance” section of our corporate website, http://www.envistaco.com, of any of the following:

•	the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting;

•
the method for interested parties to communicate directly with the Board or with individual directors, the independent Chairman of the Board, or if the Chairman is not independent, the Lead Independent Director, or the non-management directors as a group;

•
the identity of any member of the Audit Committee, if any, who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee;

•
contributions by us to a tax-exempt organization in which any non-management director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues; and

•
any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer within four business days following the date of such amendment or waiver.

Information from this website is not incorporated by reference into this Proxy Statement.

Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder who wishes to have a proposal included in our proxy statement for the 2021 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at our principal executive offices, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821, for receipt no later than December 15, 2020 in order to be considered for inclusion.

Stockholders intending to present a proposal or make a director nomination at the 2021 Annual Meeting of Stockholders without having it included in our proxy statement must comply with the advance notice requirements set forth in our Amended and Restated Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2021 Annual Meeting of Stockholders, the proxies provided to the Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2021 Annual Meeting of Stockholders is held during the period from April 27, 2021 to June 26, 2021 (as it is expected to be), in order to comply with the advance notice requirements set forth in our Amended and Restated Bylaws, appropriate notice would need to be provided to our Secretary at the address noted above no earlier than January 27, 2021 and no later than February 26, 2021.

BY ORDER OF THE BOARD OF DIRECTORS

MARK NANCE
Secretary

Dated: April 14, 2020

COPIES OF OUR ANNUAL REPORT, THIS PROXY STATEMENT, PROXY CARD OR VOTING INSTRUCTION FORM MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO ENVISTA OR AT WWW.PROXYVOTE.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 200 S. KRAEMER BOULEVARD, BUILDING E, BREA, CA 92821.

APPENDIX A

ENVISTA HOLDINGS CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted Earnings Per Share

Year Ended December 31, 2019
Diluted Earnings Per Share	$1.60
Pretax amortization of acquisition-related intangible assets A	0.55
Separation costs B	0.03
Significant legal matters	0.06
Tax effect of adjustment reflected above C	(0.15)
Discrete tax adjustments and other tax-related adjustments D	(0.04)
Dilutive impact of IPO and conversion shares as if issued at beginning of period E, F	(0.26)
Adjusted Earnings Per Share	$1.79

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

Core Sales Growth 1

Consolidated	% Change Year Ended December 31, 2019 vs. Comparable 2018 Period
Total sales growth	(3.5)%
Less the impact of:
Discontinued products	1.0%
Currency exchange rates	2.5%
Core sales growth	—%
1 We use the term “core sales” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisitions”), (2) sales from discontinued products and (3) the impact of currency translation. Sales from discontinued products includes major brands or major products that Envista has made the decision to discontinue as part of a portfolio restructuring. Discontinued brands or products consist of those which Envista (1) is no longer manufacturing, (2) is no longer investing in the research or development of, and (3) expects to discontinue all significant sales of within one year from the decision date to discontinue. The portion of sales attributable to discontinued brands or products is calculated as the net decline of the applicable discontinued brand or product from period-to-period. The portion of GAAP revenue attributable to currency exchange rates is calculated as the difference between (a) the period-to-period change in sales and (b) the period-to-period change in sales after applying current period foreign exchange rates to the prior year period. We use the term “core sales growth” to refer to the measure of comparing current period core sales with the corresponding period of the prior year. In order to establish period-to-period comparability, beginning with the third quarter of 2019 (the first quarter during which Envista reported its results as a separate, public company), Envista modified the definition of core sales to exclude the impact from sales of discontinued products.

Reconciliation of Operating Cash Flows to Free Cash Flow

Year Ended December 31, 2019
Net Operating Cash Used in Investing Activities	$(78.4)
Net Operating Cash Used in Financing Activities	$(107.7)

Net Operating Cash Provided by Operating Activities	$397.5
Less: payments for additions to property, plant and equipment (capital expenditures)	(77.8)
Plus: proceeds from sales of property, plant and equipment (capital disposals)	1.6
Free Cash Flow	$321.3

ENVISTA HOLDINGS CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

A Amortization of acquisition-related intangible assets in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

Year Ended December 31, 2019
Pretax	$89.5
After-tax	$68.5

B On December 18, 2019, Danaher completed the split-off exchange offer of all the common shares of Envista held by Danaher in exchange for shares of Danaher common stock. This line item reflects primarily legal and professional services costs incurred in connection with this transaction.

C This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. Envista estimates the tax effect of each adjustment item by applying Envista’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

D The discrete tax matters relate primarily to changes in estimates associated with prior period uncertain tax positions and audit settlements, tax benefits resulting from a change in law, changes in determination of realization of certain deferred tax assets and excess tax benefits from stock-based compensation realized in excess of anticipated levels.

E In connection with the IPO, an additional 30.8 million shares were issued on September 20, 2019. This line item reflects the dilutive impact of these IPO shares as if outstanding as of the beginning of each period presented.

F Certain Envista employees were previously granted Danaher equity awards. On December 18, 2019, Danaher completed the split-off exchange offer of all the common shares of Envista held by Danaher in exchange for shares of Danaher common stock. As a result, the equity awards held by certain Envista employees to purchase Danaher shares have been converted into equity awards to purchase Envista’s shares and the converted equity awards will be included in Envista’s calculation of diluted EPS in future periods. The number of equity awards which have been converted into Envista common stock are included in this line to reflect the potential dilution as if outstanding as of the beginning of each period presented.

Statement Regarding Non-GAAP Measures

Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing Envista’s results that, when reconciled to the corresponding GAAP measure, help our investors to:

•
with respect to Adjusted Earnings Per Share, understand the long-term profitability trends of Envista’s business and compare Envista’s profitability to prior and future periods and to Envista’s peers and provide investors with improved comparability for Adjusted EPS as share counts under GAAP are calculated using a weighted average approach;

•	with respect to Core Sales, identify underlying growth trends in Envista’s business and compare Envista’s revenue performance with prior and future periods and to Envista’s peers; and

•
with respect to free cash flow, understand Envista’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).

Management uses these non-GAAP measures to measure the Company’s operating and financial performance.

The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:

•	With respect to Adjusted Earnings Per Share:

◦
We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly-acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

◦
With respect to the other items excluded from Adjusted Earnings Per Share, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Envista’s commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.

•
With respect to core sales, we exclude (1) the effect of acquisitions and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult, (2) sales from discontinued products because discontinued products do not have a continuing contribution to operations and management believes that excluding such items provides investors with a means of evaluating our on-going operations and facilitates comparisons to our peers, and (3) the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends.

•
With respect to free cash flow, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.

ENVISTA HOLDINGS CORPORATION
200 S. Kraemer Blvd.
Brea, CA 92821

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NVST2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following nominee:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect the following nominee to serve as a Class I Director, for the three-year term expiring at the 2023 annual meeting.

Nominees

1A Kieran T. Gallahue

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2 To ratify the selection of Ernst and Young LLP as Envista's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3 To approve on an advisory basis Envista's named executive officer compensation	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4 To hold an advisory vote relating to the frequency of future shareholder(s) advisory votes on Envista's named executive officer compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000457021_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

ENVISTA HOLDINGS CORPORATION
Annual Meeting of Stockholders
May 27, 2020 7:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Amir Aghdaei and Mark Nance, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ENVISTA HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting to be held at 07:30 AM, Local Time on May 27, 2020, virtually at www.virtualshareholdermeeting.com/NVST2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000457021_2 R1.0.1.18

Continued and to be signed on reverse side